Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RESTAURANT BRANDS INTERNATIONAL INC.,

ORANGE, INC.,

RESTAURANT BRANDS HOLDINGS CORPORATION

(solely for purposes of Section 9.03)

and

POPEYES LOUISIANA KITCHEN, INC.

dated as of

February 21, 2017

i

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 21, 2017, is entered into by and among RESTAURANT BRANDS INTERNATIONAL INC., a corporation existing under the laws of Canada (“Parent”); solely for purposes of Section 9.03, RESTAURANT BRANDS HOLDINGS CORPORATION, a corporation existing under the laws of the Province of Ontario and an indirect Subsidiary of Parent (“Intermediate Parent”); ORANGE, INC., a Minnesota corporation and an indirect Subsidiary of Parent (“Sub”); and POPEYES LOUISIANA KITCHEN, INC., a Minnesota corporation (the “Company”). Each of Parent, Sub and the Company are referred to herein as a “Party” and together as “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS

WHEREAS, the respective boards of directors (and any required committee thereof) of each of Sub and the Company have unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the plan of merger (as such term is used in Section 302A.611 of the Minnesota Business Corporation Act (the “MBCA”)) contained herein (the “Plan of Merger”), are advisable, fair to and in the best interests of their respective shareholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Plan of Merger, the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Plan of Merger are in the best interest of Parent and (ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent proposes to cause Sub to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) at a price per share of Company Common Stock of $79.00, without interest (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller thereof in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, subject to the occurrence of the Offer Closing, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby, except as expressly provided in Section 3.01, each issued and outstanding share of Company Common Stock immediately prior to the Effective Time will be cancelled and converted into the right to receive the Offer Price; and

WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

The Offer

Section 1.01 The Offer.

(a) Commencement of the Offer. As promptly as reasonably practicable (and, in any event, within 10 business days) after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer to purchase all of the outstanding shares of Company Common Stock at a price per share equal to the Offer Price.

(b) Terms and Conditions of the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the conditions set forth in Annex I (the “Offer Conditions”). The Offer Conditions are for the sole benefit of Parent and Sub, and Parent and Sub may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition which may be waived by Parent and Sub only with the prior written consent of the Company. Parent and Sub expressly reserve the right to increase the Offer Price (provided that such increase is not made primarily for the purpose of delaying the Acceptance Time) or to waive or make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided in this Agreement or previously approved by the Company in writing, Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of shares of Company Common Stock sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) amend, modify or waive the Minimum Tender Condition, (v) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Company Common Stock, or (vi) extend the expiration date of the Offer in any manner other than in accordance with the terms of Section 1.01(d).

(c) Adjustments to Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Sub’s acceptance for payment of, and payment for, Company Common Stock tendered in the Offer.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at midnight, New York City time, on the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) under the Exchange Act) (such date being the “Initial Offer Expiration Date”), provided, however, that if at the Initial Offer Expiration Date, any Offer Condition is not satisfied (including the Minimum Tender Condition, but excluding any Offer Conditions that are by their nature to be satisfied at the Acceptance Time) or waived in compliance with Section 1.01(b), Sub shall, and Parent shall cause Sub to, extend the Offer for a period determined by Parent of not more than ten (10) business days. Thereafter, if at any then scheduled expiration of the Offer, any Offer Condition is not satisfied or waived in compliance with Section 1.01(b), Sub shall, and Parent shall cause Sub to, extend the Offer on one or more occasions, in consecutive increments of up to ten (10) business days (the length of such periods to be determined by Parent); provided, however, that Parent and Sub shall not be required to extend the Offer to a date subsequent to the Outside Date. In addition, Sub shall, and Parent shall cause Sub to, in each case, (x) extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or NASDAQ or the staff thereof applicable to the Offer (provided, however, that Parent and Sub shall not be required to extend the Offer to a date subsequent to the Outside Date) and (y) unless the Top-Up is then-exercisable in accordance with Section 1.03, make available a “subsequent offering period” in accordance with Exchange Act Rule 14d-11.

(e) Payment. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly (and in any event within 3 business days) after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.01(d)) and in any event in compliance with Rule 14e-1(c) promulgated under the Exchange Act. The payment for shares of Company Common Stock accepted for payment pursuant to and subject to the conditions of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(f) Termination of the Offer. If this Agreement is terminated pursuant to Section 9.01, then Sub shall promptly (and, in any event, within one (1) business day of such termination), irrevocably and unconditionally terminate the Offer. If this Agreement is terminated in accordance with Section 9.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered shares of Company Common Stock to the registered holders thereof to the extent required by the terms of the Offer.

(g) Offer Documents. On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any supplements or amendments thereto, the “Offer Documents”) and promptly thereafter shall mail the Offer Documents to the holders of the Company Common Stock as required by applicable Law. Parent and Sub shall timely file with the Commissioner of Commerce of the State of Minnesota any registration statement relating to the Offer required to be filed pursuant to Chapter 80B of the Minnesota Statutes. The Company shall promptly furnish to Parent and Sub all information concerning the Company that may be required by applicable securities laws or reasonably requested by Parent or Sub for inclusion in the Offer Documents. The Company hereby consents to the inclusion in the Offer Documents of the Board Actions and the Recommendation of the board of directors of the Company (the “Company Board”). Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities Laws. Parent and Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all written correspondence between Parent, Sub and their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. Parent and Sub shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Offer Documents, and Parent and Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, Parent and Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response.

(h) Funds. Subject to the other terms and conditions of this Agreement and the Offer Conditions, Sub shall provide, and Parent shall cause Sub to provide, to a paying agent (which shall be a reputable bank or trust company reasonably acceptable to the Company) selected by Sub (the “Paying Agent”) on a timely basis the funds necessary to purchase any shares of Company Common Stock that Sub becomes obligated to purchase pursuant to the Offer. In connection therewith and with Section 3.03, Sub shall enter into an agreement with the Paying Agent in form and substance reasonably acceptable to the Company.

(i) Withholding. Notwithstanding anything in this Agreement to the contrary, Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Company Common Stock such amounts as Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any other provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by Sub.

Section 1.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are first filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”), which shall describe and make the Recommendation with respect to the Offer and describe the other Board Actions, and promptly thereafter shall mail the Schedule 14D-9 to the holders of the Company Common Stock. The Company shall also include in the Schedule 14D-9 the Fairness Opinion. Parent and Sub shall promptly furnish to the Company in writing all information concerning Parent and Sub that may be required by applicable securities laws for inclusion in the Schedule 14D-9. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable federal securities Laws. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and the Schedule 14D-9, as so corrected, to be disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent and Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Schedule 14D-9, and shall provide Parent and Sub with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Schedule 14D-9, and, unless there shall have been an Adverse Recommendation Change made in compliance with Section 6.02, the Company shall provide Parent and Sub and their respective counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the holders of Company Common Stock, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Sub a reasonable opportunity to review and to propose comments on such document or response.

(b) Shareholder Lists. In connection with the Offer and the Merger, the Company shall use its reasonable best efforts to cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the most recent practicable date and of those persons becoming record holders subsequent to such date, together with lists, copies of all lists of shareholders, security position listings, computer files and all other information in the Company’s possession or control (or which can be obtained by the Company without unreasonable effort or expense) regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information (including updated lists of shareholders, security position listings and computer files) and assistance as Parent or Sub may reasonably request in communicating the Offer to the record and beneficial holders of the Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, Parent and Sub shall hold in confidence the information contained in any such labels, lists, listings and files other than in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03 Top-Up.

(a) Top-Up. The Company hereby grants to Sub an irrevocable right (the “Top-Up”), exercisable on the terms and conditions set forth in this Section 1.03, to purchase at a price per share equal to the Offer Price that number of newly issued, fully paid and nonassessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock directly or indirectly owned by Sub (and, if applicable, Parent) at the time of the Top-Up Closing (after giving effect to the Offer Closing), shall constitute one share more than 90% of the Fully Diluted Shares, but not less than one share more than 90% of the shares of the Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that the Top-Up may not be exercised to purchase an amount of Top-Up Shares in excess of the number of shares of Company Common Stock authorized and unissued and not reserved for issuance at the time of exercise of the Top-Up. The Top-Up shall be exercisable only once, in whole but not in part. For purposes of this Agreement, “Fully Diluted Shares” means all outstanding securities (including any Top-Up Shares to the extent actually issued to Sub as of the applicable measurement time) entitled to vote in the election of directors of the Company or on the adoption of this Agreement and approval of the Merger, together with all such securities that the Company would be required to issue assuming the conversion or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities (other than the Top-Up), but only to the extent so exercisable, convertible or exchangeable prior to consummation of the Merger or exercisable, convertible or exchangeable as a result of the consummation of the Offer or the Merger.

(b) Exercise of Top-Up; Top-Up Closing. If there shall have not been validly tendered and not validly withdrawn that number of shares of Company Common Stock that, when added to the shares of Company Common Stock owned by Parent and its Affiliates (after giving effect to the Offer Closing), would represent at least one share more than 90% of the Fully Diluted Shares on the Offer Closing Date, Sub shall be deemed to have exercised the Top-Up and on the Offer Closing Date shall give the Company written notice specifying the number of shares of Company Common Stock directly or indirectly owned by Parent and its Affiliates at the time of such notice (giving effect to the Offer Closing). The Company shall, as soon as practicable following receipt of such notice (and in any event no later than the Offer Closing), deliver written notice to Sub specifying, based on the information provided by Sub in its notice, the number of Top-Up Shares and the consideration due therefor, in each case calculated in accordance with Section 1.03(a). At the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”), which shall take place at the location of the Merger Closing specified in Section 2.02, and shall take place simultaneously with the Offer Closing, the purchase price owed by Sub to the Company to purchase the Top-Up Shares shall be paid to the

Company, at Sub’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (A) shall be due on the first anniversary of the Top-Up Closing, (B) shall bear simple interest of 3% per annum, (C) shall be full recourse to Sub, (D) may be prepaid, in whole or in part, at any time without premium or penalty, and (E) shall have no other material terms. At the Top-Up Closing, the Company shall cause to be issued to Sub a certificate representing the Top-Up Shares. The Company Board has determined that the consideration for the Top-Up Shares due under this Section 1.03 is adequate in accordance with the MBCA and otherwise taken all steps necessary such that upon issuance and delivery in accordance with this Section 1.03(b), the Top-Up Shares shall be validly issued, fully paid and non-assessable.

(c) Exemption from Registration. Parent and Sub acknowledge that the Top-Up Shares that Sub may acquire upon exercise of the Top-Up will not be registered under the Securities Act of 1933 (together with the rules and regulations promulgated thereunder, the “Securities Act”), and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Sub hereby represents and warrants to the Company that Sub will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up and the Top-Up Shares to be acquired upon exercise of the Top-Up are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) No Effect on Dissenters’ Rights. Notwithstanding anything to the contrary contained herein, each of Parent, Sub and the Company acknowledges and agrees that, in any proceeding under Sections 302A.471 and 302A.473 of the MBCA with respect to Dissenting Shares, the Top-Up, the Top-Up Shares or any cash or promissory note delivered to the Company in payment for such Top-Up Shares will not be taken into account in connection with the determination of the fair value of the Dissenting Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA.

Section 1.04 Directors.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Sub of shares of Company Common Stock pursuant to the Offer (the “Acceptance Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.04(a)) and from time to time thereafter, and if the Top-Up is not exercised, Parent shall be entitled to designate from time to time such number of members of the Company Board as will give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the Company Board (giving effect to the directors elected or appointed pursuant to this sentence) multiplied by (ii) the percentage of the total number of shares of Company Common Stock then outstanding that are owned by Parent and its Subsidiaries (including all shares of Company

Common Stock accepted for payment pursuant to the Offer as being owned as of the Acceptance Time for this purpose); provided, however, that in the event that Parent’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are members of the Company Board and who are not officers, shareholders or Affiliates of Parent (the “Independent Directors”); provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or the Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, shareholders or Affiliates of the Company or Parent and who will be independent for purposes of Rule 10A-3 under the Exchange Act, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any election or appointment pursuant to this Section 1.04(a), including (at the election of Parent) (x) subject to the Company Articles of Incorporation, increasing the size of the Company Board, and (y) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, Rule 10A-3 under the Exchange Act). From time to time after the Acceptance Time, the Company shall take all action necessary to cause the individuals so designated by Parent to be directors on the Company Board to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on each committee of the Company Board to the fullest extent permitted by all applicable Law and the rules of the NASDAQ Global Market (“NASDAQ”), and the Company shall take all action requested by Parent necessary to effect any such election or appointment.

(b) Section 14(f) of the Exchange Act. The Company shall include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f- 1 thereunder as is necessary to enable Parent’s designees to be elected or appointed to the Company Board (provided that Parent and Sub shall have provided to the Company on a timely basis all information required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder with respect to such designees and with respect to Parent’s officers, directors and Affiliates, and if not then as soon as practicable thereafter).

(c) Required Approvals of Independent Directors. Following the election or appointment of Parent’s designees pursuant to Section 1.04(a) and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required for the Company to consent (i) to amend or terminate this Agreement, (ii) to waive or elect to enforce any of the Company’s rights or remedies under this Agreement, (iii) to extend the time for the performance of any of the obligations or other acts of Parent or Sub, or (iv) to any other matter under this Agreement.

(d) Effects on Continued Listing. After the Acceptance Time, the Company shall, upon Parent’s request, take all action reasonably necessary to elect to be treated as a “controlled company” as defined by Rule 5615(c)(1) of the NASDAQ Stock Market Rules.

ARTICLE II

The Merger

Section 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger under the MBCA (the “Surviving Corporation”).

Section 2.02 Closing. The closing of the Merger (the “Merger Closing”) will take place as promptly as practicable and in any event no later than 10:00 a.m., New York City time, on the second business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Merger Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, located at 1285 Avenue of the Americas, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

Section 2.03 Effective Time. Subject to the provisions of this Agreement, as promptly as reasonably practicable on the Merger Closing Date, the Parties shall file articles of merger (the “Articles of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA, and shall make all other filings and recordings required under the MBCA (if any). The Merger shall become effective on such date and time as the Articles of Merger are filed with the Secretary of State of the State of Minnesota or at such other date and time as Parent and the Company shall agree and specify in the Articles of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the MBCA. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.05 Articles of Incorporation and By-Laws.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended in their entirety to read the same as the articles of incorporation of Sub as in effect immediately prior to the Effective Time (which shall not be amended by Sub from the date hereof until such time except as otherwise contemplated hereby), and as so amended shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended (subject to Section 7.06(a)) as provided therein or by applicable Law; provided, however, that the articles of incorporation of the Surviving Corporation, as so amended at the Effective Time, shall provide that the name of the Surviving Corporation shall be “POPEYES LOUISIANA KITCHEN, INC.” and the date of incorporation of the Surviving Corporation shall be the date of incorporation of the Company.

(b) The Company shall take all necessary action so that, as of the Effective Time, the by-laws of the Company shall be amended in their entirety to read the same as the by-laws of Sub as in effect immediately prior to the Effective Time, and as so amended shall be the by-laws of the Surviving Corporation until thereafter changed or amended (subject to Section 7.06(a)) as provided therein or by applicable Law.

Section 2.06 Directors. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.07 Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 2.08 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Sub and the Surviving Corporation.

ARTICLE III

Effect of the Merger on the Capital Stock of the Constituent Corporations

Section 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Certain Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is directly owned by Sub at such time (including all shares of Company Common Stock accepted for payment pursuant to the Offer, whether or not such shares are registered in the name of Sub or any of its Affiliates as of the Effective Time) or by any Subsidiary of the Company, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 3.01(b) and the Dissenting Shares) shall be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Dissenters’ Rights. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, subject to any rights the holder thereof may have under this Section 3.01(d). Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has (i) not voted in favor of approval of the Merger and adoption of the Plan of Merger, (ii) demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such shares of Company Common Stock in accordance with Sections 302A.471 and 302A.473 of the MBCA and (iii) as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration as provided in Section 3.01(c), but the holder thereof, if such holder complies in all respects with Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall be entitled to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, without interest thereon and subject to any applicable withholding Taxes specified in Section 3.03(h). The Company shall provide prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 3.02 Adjustment to Merger Consideration. Without limiting the other provisions of this Agreement, if there shall be any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(c) shall be equitably adjusted by Parent to reflect the effect thereof.

Section 3.03 Exchange Fund.

(a) Paying Agent. At or prior to the Effective Time, Sub shall deposit, and Parent shall cause Sub to deposit, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration as required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b) Certificate Exchange Procedures. As promptly as reasonably practicable after the Effective Time, Sub shall, and Parent shall cause Sub to, cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in customary form (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 3.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article III.

(d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates on the date that is six (6) months after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation (or its designee), upon demand, and any holders of the Certificates who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article III.

(e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Authority, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Sub; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to the Surviving Corporation (or its designee). Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration or any holder of a Company Equity Award to receive the holder’s Equity Award Amount, in each case as provided herein.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sub, the posting by such person of a bond in such reasonable amount as Sub may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock (or any holder of a Company Equity Award) such amounts as Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or the holder of the Company Equity Award, as the case may be, in respect of which such deduction and withholding was made by Sub, the Surviving Corporation or the Paying Agent.

Section 3.04 Company Equity Awards. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the expiration of the Offer, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, at the Effective Time, all unvested or partially vested Company Equity Awards shall become fully vested and:

(a) each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time shall be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the excess, if any, of (A) the Offer Price over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock subject to such Company Stock Option;

(b) each Company RSU that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to such Company RSU at the Effective Time;

(c) each Company DSU that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to such Company DSU at the Effective Time;

(d) each Company PSU that is outstanding immediately prior to the Effective Time shall be vested as to the number of shares of Company Common Stock issuable pursuant to such Company PSU (i) based upon an assumed attainment of the target level of performance applicable to such Company PSU (if the Effective Time occurs during the performance period applicable to such Company PSU) or (ii) based on actual level of performance (if the Effective Time occurs after the performance period applicable to such Company PSU) (the “PSU Shares”), and, at the Effective Time, canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (x) the Offer Price multiplied by (y) the number of PSU Shares attributable to such Company PSU; and

(e) each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be canceled, with the holder thereof becoming entitled to receive, on the date which the Effective Time occurs, an amount in cash, without interest, equal to (i) the Offer Price multiplied by (ii) the number of shares of Company Common Stock subject to such Company Restricted Stock Award at the Effective Time.

(f) The payment of all Equity Award Amounts hereunder shall be subject to appropriate withholding for Taxes in accordance with Section 3.03(h), without duplication. The term “Equity Award Amounts” means, collectively, all amounts payable pursuant to this Section 3.04.

Section 3.05 Payment of Company Equity Awards. As soon as practicable following the Effective Time, but in any event no later than fifteen (15) calendar days following the Effective Time, the Surviving Corporation shall make by a payroll payment through the Surviving Corporation’s or Parent’s payroll provider, subject to Section 3.04(f), the Equity Award Amounts to the applicable holders thereof; provided, that any Equity Award Amount that is considered nonqualified deferred compensation under Section 409A of the Code shall be made at the time required under the applicable arrangement.

ARTICLE IV

Representations and Warranties of the Company

Except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, in each case, after December 28, 2014 and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”), the relevance of which disclosure is reasonably apparent in the Filed SEC Documents and other than any disclosures contained under the captions “Risk Factors” or “Forward Looking Statements” and any other disclosures contained therein that are predictive, cautionary or forward looking in nature, but being understood that this clause (i) shall not be applicable to Section 4.03 or (ii) subject to Section 10.03(g), as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Sub as follows:

Section 4.01 Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Articles of Incorporation of the Company (the “Company Articles of Incorporation”) and the By-Laws of the Company (the “Company By-Laws”), in each case as in effect on the date of this Agreement, are included in the Filed SEC Documents.

Section 4.02 Subsidiaries. Section 4.02 of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound (i) obligating any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company, (ii) obligating any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company’s Subsidiaries.

Section 4.03 Capital Structure.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 2,500,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on February 17, 2017 (the “Measurement Time”), (i) 20,931,877 shares of Company Common Stock were issued and outstanding, including (A) 174,169 shares of Company Common Stock subject to restricted stock awards that were subject to performance-based vesting or delivery requirements, assuming settlement of such awards based on the attainment of performance goals at target levels (the “Company PSUs”), (B) 37,484 shares of Company Common Stock subject to restricted stock awards that were subject to service-based vesting or delivery requirements (the “Company Restricted Stock Awards”), and (C) 191,570 shares of Company Common Stock subject to restricted share unit awards that were subject to service-based vesting or delivery requirements (the “Company RSUs”), (ii) 1,964,710 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2015 Incentive Plan and 2006 Incentive Stock Plan (collectively, the “Company Incentive Plans”), and pursuant to such Company Incentive Plans (A) 337,778 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock (such options, together with any options granted thereunder after the Measurement Time, the “Company Stock Options”), and (B) 0 shares of Company Common Stock were subject to deferred delivery requirements pursuant to a deferred stock unit award (the “Company DSUs” and, together with the Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock Awards, the “Company Equity Awards”), and (iii) no shares of Company Preferred Stock were outstanding. Except as set forth above, as of the Measurement Time, no shares of capital stock or other voting securities of or equity interests in the Company were issued, reserved for issuance or outstanding. Section 4.03(a) of the Company Disclosure Letter sets forth each Company Equity Award outstanding as of the Measurement Time, including (to the extent applicable) the Company Stock Plan under which such Company Equity Award was granted, the price at which such Company Equity Award may be exercised (if any) and status of each such Company Equity Award. Since the Measurement Time (and except for the issuance of any Top-Up Shares), (x) there have been no issuances by the Company of shares of capital stock or other voting securities of or equity interests in the Company (including Company Equity Awards), other than issuances of shares of Company Common Stock pursuant to Company Equity Awards outstanding as of the Measurement Time or the Company’s 401(k) Savings Plan (the “Company 401(k) Plan”), and (y) there have been no issuances by the Company of options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock, other than issuances pursuant to Company Equity Awards outstanding as of the Measurement Time or the Company 401(k) Plan.

(b) All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of the Measurement Time, there were no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts, agreements, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of or equity interests in, or any security convertible or exchangeable for any shares of capital stock or other voting securities of or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, right, security, unit, Contract, agreement, arrangement or undertaking, or (iii) that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, and since the Measurement Time, none of the foregoing has been issued, agreed or entered into. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, other than pursuant to the Company Stock Plans and the Company 401(k) Plan.

(c) The Company does not have any shareholder rights or similar plan in effect.

Section 4.04 Authority; Recommendation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, if required by the MBCA, to receipt of the affirmative vote of the holders of not less than a majority of all outstanding shares of Company Common Stock entitled to vote pursuant to a vote at a special meeting of shareholders (the “Shareholder Approval”). The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to (i) if required by the MBCA, receipt of the Shareholder Approval and (ii) the filing with the Secretary of State of Minnesota of the Articles of Merger as required by the MBCA. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) A committee consisting of only disinterested directors of the Company Board, which complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d), of the MBCA, and acting in accordance with Section 302A.673 of the MBCA (the “Committee of Disinterested Directors”) has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) approving this Agreement, the Plan of Merger and the transactions contemplated hereby (including the Offer, the Merger and the Top-Up), which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.08, constituted approval under the provisions of Sections 302A.011, Subd. 38(h), for the purposes of Sections 302A.671, 302A.673, Subd. 1, and 302A.675 of the MBCA as a result of which this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Offer, the Merger and the Top-Up, are not and will not be subject to the restrictions on “control share acquisitions” or “business combinations” with an “interested shareholder” under the provision of Sections 302A.671 and 302A.673, respectively, of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA and (ii) recommending to the Company Board that the Company Board approve this Agreement, the Plan of Merger and the transactions contemplated hereby (including the Offer, the Merger and the Top-Up).

(c) The Company Board has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (i) declaring that this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Top-Up, are fair to, and in the best interests of, the Company and its shareholders, (ii) approving and declaring advisable this Agreement (including the Plan of Merger) and the transactions contemplated hereby, including the Offer, the Merger and the Top-Up (such approval having been made in accordance with the MBCA, including for purposes of Sections 302A.613, Subd.1 and 302A.673 thereof) and (iii) recommending that the Company’s shareholders accept the Offer, tender their shares of Company Common Stock to Sub pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt this Agreement and the Plan of Merger (such recommendations, the “Recommendation” and such actions by the Company Board and the Committee of Disinterested Directors, the “Board Actions”).

Section 4.05 Non-Contravention. The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created as a result of any action taken by Parent or Sub), any provision of (a) the Company Articles of Incorporation, the Company By-Laws or the comparable organizational documents of any of its Subsidiaries, or (b) subject to the filings and other matters referred to in the immediately following sentence, and assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.10, (i) any written contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement, with respect to which there are continuing rights, liabilities or obligations (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, (ii) any supranational, federal, national, state, provincial or local statute, law (including common law), ordinance, rule or regulation of any Governmental Authority, whether or not inside, outside, including or excluding the United States, Canada or any other country (“Law”) or any judgment, order or decree of any Governmental Authority, whether or not inside, outside, including or excluding the United States, Canada or any other country (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) any Authorizations of the Company or its Subsidiaries, other than, in the case of clause (b) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any supranational, federal, national, state, provincial or local, government, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority, whether or not inside, outside, including or excluding the United States, Canada or any other country (each, a “Governmental Authority”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Offer, the Merger or the other transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under the competition, merger control, antitrust, foreign investment or similar Law of any jurisdiction (collectively, the “Non-U.S. Merger Control Laws”), (B) the filing with the SEC of (x) the Schedule 14D-9, (y) if required by applicable Law, a proxy statement or information statement, as applicable, in definitive form relating to the Shareholders’ Meeting (such proxy statement or information statement, as amended or supplemented from time to time, the “Proxy/Information Statement”), and (z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (D) any filings or notices required under the rules and regulations of NASDAQ, (E) any filings as may be required under Chapter 80B of the Minnesota Statutes and (F) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all material reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company pursuant to the Securities Act or the Exchange Act since December 28, 2014 (the “SEC Documents”). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective dates of filing (in the case of all other SEC Documents), the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and except to the extent amended or superseded by a subsequent filing with the SEC prior to the date of this Agreement, as of such respective dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) Each of the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, to the extent permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments and the absence of footnotes).

(c) Except for matters reflected or reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities and obligations that (A) were incurred since the date of such balance sheet in the Ordinary Course of Business, (B) are incurred in connection with the transactions contemplated by this Agreement, or (C) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Internal Controls.

(i) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. Since October 2, 2016, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of (x) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the Company’s ability to record, process, summarize and report financial information, or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company who have (or had) a significant role in the Company’s internal controls.

(ii) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer, and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(iii) Since January 1, 2014, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e) Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

Section 4.07 Absence of Certain Changes or Events. Between December 28, 2015 and the date of this Agreement, the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business and there has not been:

(a) any change, effect, event, occurrence or fact that has had or would reasonably be expected to have a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend on, or making of any other distribution (whether in cash, stock or property) in respect of, any capital stock of the Company;

(c) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of the Company;

(d) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock of the Company or any of its Subsidiaries or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (w) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price thereof, (x) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (y) the acquisition by the Company of Company Stock Options, Company RSUs, Company DSUs, Company PSUs and Company Restricted Stock Awards in connection with the forfeiture of such awards, and (z) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan;

(e) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (x) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (y) by Law, including Regulation S-X under the Securities Act;

(f) with respect to the Company or any of its Subsidiaries, any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), any material amendment with respect to any material Tax Return, any settlement or compromise of any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents, any request for any rulings from or the execution of any closing agreement with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents), any surrender of any right to claim a material Tax refund, any change to an annual accounting period for Tax purposes, or any change of any material accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business;

(g) the commencement of any new line of business or the opening by the Company or any of its Subsidiaries of any restaurants or the Company or any of its Subsidiaries otherwise engaging in any other operations, in each case, in any country in which they did not, as of December 28, 2015, have an owned or franchised restaurant or conduct other operations; or

(h) any change (other than an immaterial change) to the terms of the Company’s or any of its Subsidiaries’ policies or procedures with respect to its relationships with any of its Franchisees, including any system-wide or regional mandates relating to equipment or software.

In addition, between September 1, 2016 and the date of this Agreement, except as required by applicable Law or the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement, in each case, set forth in the Company Disclosure Letter and in effect as of September 1, 2016, there has not been (A) any granting to any director or member of the Company Executive Team of any increase in compensation (except in the Ordinary Course of Business), (B) any granting to any director or member of the Company Executive Team of any increase in severance or termination pay (except to the extent of any increase in severance or termination pay as a result of the any increase in compensation in the Ordinary Course of Business), (C) any entry by the Company or its Subsidiaries into any employment, consulting, severance, retention or termination agreement or arrangement with any director, officer or other employee, (D) any establishing, adopting, entry into or amending in any material respect any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement, or (E) any acting to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement.

Section 4.08 Litigation. There is no suit, claim (or counterclaim), litigation, action, charge, complaint, arbitration, mediation, grievance or other proceeding brought, conducted or heard by or before any court or other Governmental Authority, arbitrator or mediator or arbitration or mediation panel (each, a “Litigation”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.09 Contracts.

(a) Except for this Agreement and for Contracts filed as exhibits to the Filed SEC Documents, Section 4.09 of the Company Disclosure Letter sets forth a true and complete list of, as of the date of this Agreement:

(i) each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) each loan and credit agreement, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $3,000,000, is outstanding or may be incurred, other than any such Contract between or among any of the Company and any of its Subsidiaries and any letters of credit;

(iii) each Contract to which the Company or any of its Subsidiaries is a party that by its terms calls for aggregate payments by or to the Company or any of its Subsidiaries of more than $3,000,000 over the remaining term of such Contract, except for any Real Property Leases or employment agreements entered into in the Ordinary Course of Business or that may be canceled, without any material penalty or other material liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(iv) each Contract to which the Company or any of its Subsidiaries is a party entered into since January 1, 2015 or with respect to which the Company or any of its Subsidiaries has any continuing material obligations, in each case, relating to the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $3,000,000, except for acquisitions and dispositions of properties and assets in the Ordinary Course of Business;

(v) each Contract of the Company or any of its Subsidiaries that (A) grants a right of exclusivity, right of first offer, right of first refusal or similar right with respect to any business or geographic region (“Exclusive Rights”); (B) authorizes any Person to grant others the right to license any trademark, service mark or other Intellectual Property owned by the Company or any of its Subsidiaries in any geographic area (“Master Franchise Rights”); or (C) restricts in any way the ability of the Company or any of its Affiliates (including post-Closing) to compete with any business or in any geographical area or to solicit customers (“Company Noncompete Restrictions”);

(vi) each Contract that is a settlement, conciliation or similar agreement (A) that is with any Governmental Authority, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration in excess of $3,000,000, or (C) that would otherwise limit in any material respect the operation of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, Parent or any of its other Affiliates from and after the Merger Closing) as currently operated;

(vii) each Contract to which the Company or any of its Subsidiaries is a party primarily involving the inbound or outbound licensing of any Intellectual Property (except for off-the-shelf licenses of commercially available software for less than $500,000 on an annual basis and any Contract that is the subject of clause (B) of Section 4.09(a)(v));

(viii) each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets (other than immaterial assets) of the Company or any of its Subsidiaries, taken as a whole; and

(ix) each Contract of the Company or any of its Subsidiaries that relates to a partnership, joint venture or similar arrangement.

Each Contract set forth on Section 4.09 of the Company Disclosure Letter or required to be set forth thereon (but subject to the last sentence of Section 4.09(b)) is referred to herein as a “Specified Contract.”

(b) As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Specified Contract. Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the

Knowledge of the Company, each other party thereto, and is in full force and effect, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no breach or default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.10 Compliance with Laws.

(a) Each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations (including Franchise Laws and Relationship Laws), in each case except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect and is in compliance with all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities (collectively, “Authorizations”) necessary for it to conduct its business as presently conducted, except for such Authorizations the absence of or noncompliance with which would not, individually or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that any Authorizations will be terminated or modified or cannot be renewed in the Ordinary Course of Business, and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except as would not, individually or in the aggregate, have a Material Adverse Effect. This Section 4.10 does not relate to compliance with employee benefit matters, which are the subject of Section 4.11 and Section 4.12, or tax matters, which are the subject of Section 4.13.

(b) The term “Franchise Laws” means the FTC Rule and any other Law of the United States, Canada or any other jurisdiction (whether inside, outside, including or excluding the United States or Canada) regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws (whether or not inside, outside, including or excluding the United States, Canada or any other country) including the requirements of such Laws, with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

Section 4.11 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with any labor organization, union or association and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as contemplated by this Agreement, to the Knowledge of the Company, no director, member of the Company Executive Team, other key employee or group of employees has any present intention to terminate his, her, or their employment with the Company or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with all applicable Law respecting employment and employment practices, terms and conditions of employment, occupational safety and health and workers’ compensation, employee classification and wages and hours, including to the extent applicable, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1967, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and state anti-discrimination laws. As of the date of this Agreement, (i) there are no material charges, complaints, audits or investigations pending by any Governmental Authority pertaining to the employment practices of the Company or any of its Subsidiaries or, to the Company’s Knowledge, otherwise scheduled or threatened against the Company or any of its Subsidiaries, and (ii) to the Company’s Knowledge, no written complaints relating to employment practices of the Company or any of its Subsidiaries have been made to any Governmental Authority or submitted to the Company or any of its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income Tax purposes by the Company or any of its Subsidiaries is not an employee under applicable Law and is not an employee for any purpose (including Tax withholding purposes or Company Benefit Plan purposes) and (ii) neither the Company nor any of its Subsidiaries has any liability by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in a Company Benefit Plan. Each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.

(d) Within the past three (3) years, neither the Company nor any of its Subsidiaries have implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law, and no such action will be implemented without advance notice and consent of Parent.

Section 4.12 Employee Benefit Matters.

(a) Section 4.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan and material Company Benefit Agreement. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Code), other than instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (to the extent applicable) (A) each material Company Benefit Plan and each material Company Benefit Agreement (or, in either case, with respect to any unwritten material Company Benefit Plan or material Company Benefit Agreement, a written description thereof), other than any Company Benefit Plan or Company Benefit Agreement that the Company or any of its Subsidiaries is prohibited from making available to Parent as the result of applicable Law relating to the safeguarding of data privacy, (B) the two most recent annual report on Form 5500 filed with the Internal Revenue Service or similar report required to be filed with any Governmental Authority, in each case with respect to each material Company Benefit Plan (if any such report was required by applicable Law), (C) each trust agreement and group annuity contract or other material contract relating to any material Company Benefit Plan, (D) the most recent actuarial reports (if applicable) for each Company Benefit Plan and (E) the most recent summary plan description, if any, required under ERISA with respect to each material Company Benefit Plan and material Company Benefit Agreement.

(c) Each Company Benefit Plan intended to be “qualified” (or registered) within the meaning of Section 401(a) of the Code (or any comparable provision under applicable non-U.S. laws) has received a favorable determination or opinion letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Authority), and no event has occurred, either by reason of any action or failure to act, that could reasonably be expected to cause the loss of any such qualification, registration or Tax-exempt status or the imposition of any material penalty or Tax liability, except where such loss of qualification, registration or Tax-exempt status or the imposition of any material penalty or Tax liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Section 4.12(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, each material Company Benefit Plan that provides health or welfare benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA, or any other applicable Law, or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). Each such U.S. plan is amendable and terminable unilaterally by the Company at any time without material liability or expense to the Company and its Subsidiaries, taken as a whole, as a result thereof other than claims incurred prior to the date of such amendment, and no such plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Benefit Plan. Each Company Benefit Plan is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (the “2010 Health Care Law”), to the extent applicable, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The operation of each Company Benefit Plan will not result in the incurrence of any penalty to the Company, Parent or any of their respective Subsidiaries pursuant to the 2010 Health Care Law, to the extent applicable that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, during the immediately preceding six (6) years, no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA (“ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the PBGC has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any Company Benefit Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted by the PBGC.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any Company Benefit Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate make, or was required to make, contributions during the past six (6) years: (i) there does not now exist, nor do any circumstances exist on the date hereof that could reasonably be expected to result in any material accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) the fair market value of the assets of any such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30 day notice requirement has not been waived has occurred, and the consummation of the Merger will not result in the occurrence of any such reportable event; and (iv) no material liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate.

(g) The Compensation Committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules and is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) (the “Compensation Committee”) has taken all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been entered into on or before the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

(h) None of the Company, its Subsidiaries or any ERISA Affiliates or any of their respective predecessors has within the last six (6) years contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in any way, directly or indirectly, has any liability with respect to any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Benefit Plans or Company Benefit Agreement (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciary thereof, or any of the assets of any trust of any of the Company Benefit Plans, (ii) no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code and Section 406 of ERISA) has occurred or is reasonably expected to occur with respect to the Company Benefit Plans, and (iii) no Company Benefit Plan is under, and neither the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or, to the Knowledge of the Company, any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty.

(j) Since January 1, 2016, each Company Benefit Plan and Company Benefit Agreement that is subject to Section 409A of the Code has operated in compliance with such sections and all applicable regulatory guidance, except as would not reasonably be expected to have a Material Adverse Effect.

(k) The consummation of the Offer or the Merger (either alone or together with any other event) will not, in respect of any employee, officer or director of the Company or any of its Subsidiaries (whether current, former or retired), except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) cause any payment or benefit to become due or payable, (ii) increase the amount or value of any benefit, compensation or other material obligation otherwise payable or required to be provided, (iii) accelerate the time of payment or vesting of any such benefit or compensation, (iv) accelerate the time or otherwise trigger any funding (through a grantor trust or otherwise) of any such compensation or benefits, or (v) cause any amount that could be received (whether in cash or property or the vesting of property) to not be deductible by reason of Section 280G of the Code or be subject to an excise Tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or any of its Subsidiaries except as required to comply with Section 4980B of the Code or any similar Law

(m) None of the Company or any of its Subsidiaries has made any promises or commitments to create any additional material Company Benefit Plan or material Company Benefit Agreement or to modify or change in any material way any existing material Company Benefit Plan or material Company Benefit Agreement other than those amendments or modifications required by Law.

(n) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is mandated by a Governmental Authority other than a Governmental Authority of the United States or subject to the Laws of a jurisdiction outside of the United States (each, a “Foreign Company Plan”), the fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Company Plan has been maintained and operated in all material respects in accordance with the applicable plan document and all applicable Laws and other requirements, and if intended to qualify for special Tax treatment, satisfies all requirements for such treatment. Except as required by Law, no condition or term under any relevant material Foreign Company Plan exists which would prevent Parent from terminating or amending any material Foreign Company Plan at any time for any reason without material liability to Parent.

(o) Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that has resulted, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code, except for any payment or lack of deductibility that, individually or in the aggregate, has not had and would not reasonably be likely to have a Material Adverse Effect.

(p) The term “Company Benefit Agreement” means each employment, consulting, indemnification, change in control, severance or termination agreement or arrangement between the Company or any of its Subsidiaries, on the one hand, and any current or former employee, officer or director of the Company or any of its Subsidiaries, on the other hand (but excluding any Company Benefit Plans) pursuant to which the Company or any of its Subsidiaries has any continuing obligations as of the date of this Agreement, other than any agreement or arrangement mandated by applicable Law. The term “Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefits plan, policy, program, arrangement or understanding, (but excluding any Company Benefit Agreement), in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries as of the date of this Agreement, in each case for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, other than any plan, policy, program, arrangement or understanding mandated by applicable Law.

Section 4.13 Taxes.

(a) Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it with the appropriate Governmental Authority (taking into account any valid extensions with respect thereto) and all such Tax Returns are true, complete and correct in all material respects.

(b) Each of the Company and its Subsidiaries has: (i) duly and timely paid all material Taxes due and payable by it other than such Taxes that are being contested in good faith through appropriate proceedings and in respect of which adequate reserves have been established in accordance with GAAP in the financial statements contained in the Filed SEC Documents; (ii) duly and timely withheld all material Taxes and other amounts required by applicable Laws to be withheld by it and has duly and timely remitted to the appropriate Governmental Authority all such withheld Taxes and other amounts required by applicable Laws to be remitted by it; and (iii) duly and timely collected all amounts on account of sales or transfer Taxes, including goods and services, harmonized sales, value added and federal, provincial, state or territorial sales Taxes, required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority all such collected Taxes required by applicable Laws to be remitted by it.

(c) No deficiencies for any material Taxes have been proposed, asserted, assessed or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries which have not been settled and paid. No audit, action, investigation, examination, suit or other proceeding is pending or is being threatened in writing with respect to any material Taxes or Tax Returns of the Company or any of its Subsidiaries.

(d) The charges, accruals, and reserves for Taxes reflected on the financial statements contained in the Filed SEC Documents (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income Taxes) are adequate under GAAP to cover Taxes of the Company and each of its Subsidiaries accruing through the date of such financial statements contained in the Filed SEC Documents.

(e) There are no material Liens for Taxes on the property or assets of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(f) Neither the Company nor any of its Subsidiaries is, or to the Knowledge of the Company has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(g) No private letter rulings, technical advice memoranda, closing agreement, or similar agreements or rulings have been entered into or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired. There is no currently effective agreement or other document with respect to the Company or any of its Subsidiaries extending the period of assessment or collection of any material Taxes.

(h) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof. Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Section 6011 of the Code and the Treasury regulations promulgated thereunder.

(i) The term “Tax” or “Taxes” means (i) any and all taxes, duties, imposts, levies or other governmental assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, profits, capital gains, goods and services, branch, payroll, unemployment, windfall profits, franchise, gross receipts, capital, net worth, sales, escheat, use, withholding, value added, ad valorem, registration, employment, social security, disability, occupation, real property, personal property (tangible and intangible), stamp, transfer (including real property transfer or gains), conveyance, severance, production, excise, license, registration and other taxes (including all penalties and additions to any such taxes and interest thereon) imposed by any Governmental Authority, whether disputed or not, (ii) liability for the payment of any amount imposed on any person of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amount imposed on any person of a type described in clause (i) or clause (ii) as a transferor or successor or a result of any existing express or implied indemnification agreement or arrangement. The term “Tax Return” means any return, statement, report, form, election, designations, estimates, claims for refund, declarations or estimated Tax, information statements or filing, including in each case any amendments, schedules or attachments thereto, filed or required to be filed with any Governmental Authority. The term “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any nonmaterial commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

Section 4.14 Real Property.

(a) Section 4.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all real property, other than real property relating to a restaurant, owned by the Company and its Subsidiaries (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid fee title to each Owned Real Property, and to all real property owned by the Company and its Subsidiaries relating to a restaurant, in each case free and clear of all Liens and defects in title, except for Permitted Liens.

(b) Section 4.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all locations where the Company or any of its Subsidiaries is a tenant or a subtenant (each such location, a “Leased Real Property” and, the leases of the Leased Real Property collectively, the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has a good and valid title to a leasehold estate in each Leased Real Property, free and clear of all Liens and defects in title, except for Permitted Liens; all Real Property Leases and all Real Property Subleases are in full force and effect; and neither the Company nor any of its Subsidiaries that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(c) Section 4.14(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all leases, subleases or similar agreements under which the Company or any of its Subsidiaries is the landlord or the sublandlord (such leases, subleases and similar agreements, collectively, the “Real Property Subleases”).

Section 4.15 Intellectual Property.

(a) Section 4.15(a)(i) of the Company Disclosure Letter sets forth a true and complete (in all material respects) list, as of the date of this Agreement, of all issued or registered Intellectual Property or applications for issuance or registration of any Intellectual Property owned by the Company or its Subsidiaries (indicating for each, as applicable, the owner(s), jurisdiction, application number and date and registration number and date). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens), or is licensed or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of the respective businesses of the Company or any of its Subsidiaries as currently conducted; provided, however, that the foregoing representation and warranty in this Section 4.15(a) shall not constitute or be deemed or construed as any representation or warranty with respect to infringement, misappropriation, dilution or violation of any Intellectual Property (which is addressed in Section 4.15(b)). The Company or one of its Subsidiaries is the sole and exclusive owner of (A) all right, title and interest in and to the trademarks and service marks set forth on Section 4.15(a)(ii) of the Company Disclosure Letter to the extent such trademarks and service marks cover any of the core products and/or services of the businesses of the Company and its Subsidiaries and (B) all formulas and recipes that are material to any of the businesses of the Company or its Subsidiaries (clauses (A) and (B) collectively the “Key Intellectual Property”), in each case, free and clear of any Liens, other than Permitted Liens. All of the material registrations, issuances and applications owned by the Company or any of its Subsidiaries and set forth in Section 4.15(a)(i) of the Company Disclosure Letter, including any such registrations, issuances and applications of the Key Intellectual Property, are subsisting and, to the Knowledge of the Company, valid and enforceable and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the transactions contemplated by this Agreement will not impair the right, title, or interest of the Company or any of its Subsidiaries in or to any Company Intellectual Property and, (ii) upon the Merger Closing Date, all of the material Company Intellectual Property will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Merger Closing Date.

(b) No claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any other person, or that contest the validity, use, ownership or enforceability of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries, except, other than with respect to the Key Intellectual Property, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company’s nor any of its Subsidiaries’ use of any Company Intellectual Property, nor the operation of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of any other person except where such infringement, misappropriation, dilution or other violation would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no person is infringing, misappropriating, diluting or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property owned by the Company or any of its Subsidiaries, except, other than with respect to the Key Intellectual Property, where such infringement, misappropriation, dilution or other violation would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, . The Company Intellectual Property owned by the Company or its Subsidiaries is not subject to any outstanding consent, settlement, lien, decree, order, injunction, judgment or ruling restricting the use thereof in a manner that would reasonably be expected to materially impair the continued operation of the businesses of the Company or its Subsidiaries as currently conducted.

(c) The Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the secrecy and confidentiality of its trade secrets and other material confidential information, except for any instance where a failure to take such steps to maintain and protect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of the Company and its Subsidiaries is and since January 1, 2014 has been in compliance with its posted privacy policies and all other related notices, policies and programs and all applicable data protection, privacy and other applicable Laws regarding the collection, use, storage, distribution, transfer, import, export, disposal or disclosure (in any form or medium) of any personally identifiable information that could be used to identify, contact or locate an individual (“Personal Information”), (ii) no person has gained unauthorized access to or made any unauthorized use of any such Personal Information maintained by the Company or any of its Subsidiaries, and (iii) no claims or other suits, actions or proceedings are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to the collection or use of Personal Information. The Company and its Subsidiaries have adequate security measures in place to protect Personal Information stored in their computer systems from unlawful use by any third party, except for any instance where a failure to take such security measures to protect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (x) the consummation of the transactions contemplated by this Agreement do not violate the Company’s or its Subsidiaries’ posted privacy policies as they currently exist and, (y) upon the Merger Closing Date, the Company and its Subsidiaries will own and continue to have the right to use all such Personal Information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Merger Closing Date.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all software owned by the Company or any of its Subsidiaries (i) is free from any material software defect, and (ii) does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems or software.

(f) The term “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in and to: (i) any patent, patentable invention or other patent right (including all reissues, divisions, continuations, continuations-in-part and extensions thereof), (ii) any trademark, service mark, trade name, business name, brand name, slogan, logo, trade dress, social media identifier and all other indicia of origin, together with all goodwill associated therewith, and (iii) any copyright, work of authorship (whether or not copyrightable), design, design registration and database rights , (iv) any computer software programs, (v) any Internet domain names, and (vi) any trade secrets, know-how, formulae, recipes and other proprietary information and rights.

Section 4.16 Environmental Matters.

(a) Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is, and has for the past five years been, in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (D) none of the Company or any of its Subsidiaries has Released or exposed any person to, any Hazardous Materials, and no Hazardous Materials have been Released at, on, under or from any of the Owned Real Property or the Leased Real Property, in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries.

(b) The term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any Governmental Authority or any other person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law or any Authorization issued thereunder. The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials. The term “Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law. The term “Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

Section 4.17 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (b) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.18 Franchise Matters.

(a) Section 4.18(a)(i) of the Company Disclosure Letter sets forth a true and complete list of all agreements in which the Company or any of its Subsidiaries has granted Exclusive Rights or Master Franchise Rights (collectively, the “Specified Franchise Agreements”), in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound and that grant or purport to grant to any person the right to develop or operate or license others to develop or operate within one or more countries, states, provinces or other geographic areas any of the restaurants set forth on Section 4.18(a)(ii) of the Company Disclosure Letter (each, a “Franchise” and each such restaurant, a “Franchised Restaurant”). Section 4.18(a)(ii) of the Company Disclosure Letter sets forth a true and complete list of the top twenty-five Franchisees based upon the total royalties paid by each such Franchisee to the Company or its Subsidiaries during the fiscal year 2016.

(b) Each of the Specified Franchise Agreements is, in all material respects, valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, is, in all material effects, in full force and effect. There is no material breach or default under any Specified Franchise Agreement by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto. The execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict in any material respect with, or result in any material breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created from any action taken by Parent or Sub) or any material right of rescission or set-off under, any provision of any Specified Franchise Agreement.

(c) Section 4.18(c) of the Company Disclosure Letter sets forth a true and complete list of all material FDDs that the Company or any of its Subsidiaries have used to offer or sell Franchises within the United States, Canada or any other jurisdiction outside of the United States and Canada at any time since January 1, 2016. The Company has made available to Parent true and complete copies of each such FDD. Since January 1, 2016, the Company and its Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Authority under any United States federal or state Franchise Law or any other applicable Law (whether or not inside, outside, including or excluding the United States, Canada or any other country) made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Neither the Company nor any of its Subsidiaries is subject to any Judgment with respect to the offer or sale of Franchises in any jurisdiction.

(e) To the Company’s Knowledge, all funds administered by or paid to the Company or any of its Subsidiaries by or on behalf of one or more Franchises at any time since January 1, 2016, including funds that Franchisees contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in accordance in all material respects with the Franchise Agreements.

(f) Either the FDD or Section 4.18(f) of the Company Disclosure Letter contains a summary of all material Franchise-related arbitrations, litigation, class proceedings, material complaints or disputes, or other Litigations which are pending or, to the Knowledge of the Company, threatened (i) from any Franchisee or association purporting to represent a group of Franchisees, or (ii) from any other Franchisee except where such Litigation, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) The term “FDD” means any franchise disclosure document used by the Company or any of its Subsidiaries in connection with the offer or sale of franchises in the United States, Canada or any other jurisdiction outside of the United States and Canada (whether or not inside, outside, including or excluding the United States, Canada or any other country). The term “Franchisee” means a person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Franchised Restaurant within a specific geographic area or at a specific location.

Section 4.19 Quality and Safety of Food & Beverage Products. Since January 1, 2014, (a) there have been no recalls of any food or beverage product of the Company or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Subsidiary has been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or posed an inappropriate threat to the health or safety of a consumer when consumed in the intended manner, except as (a) and (b), either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.20 Affiliate Transactions. There have not been during the preceding three (3) years any transactions, Contracts, agreements, arrangements or understandings or series of related transactions, Contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Filed SEC Documents filed prior to the date hereof.

Section 4.21 Certain Business Practices. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, provincial, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States or Canadian government or any other Governmental Authority.

Section 4.22 Company Swaps. Section 4.22 of the Company Disclosure Letter contains a complete and correct list of all interest rate swaps and currency exchange swaps (“Company Swaps”) entered into by the Company or any of its Subsidiaries as of the date of this Agreement. All such Company Swaps were, and any Company Swaps entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to bear the risks of such Company Swaps. The Company and each of its Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Company Swaps to the extent that such obligations to perform have accrued.

Section 4.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy/Information Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.24 State Takeover Statutes. The Company Board or the Committee of Disinterested Directors, as the case may be, at a meeting duly called and held, has unanimously approved the Offer, the Merger, the Plan of Merger, the Top-Up, this Agreement and the transactions contemplated by this Agreement, which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 5.08, has rendered inapplicable to the Offer, the Merger, the Plan of Merger, the Top-Up, this Agreement and the transactions contemplated by this Agreement (a) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA, (b) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA, (c) the “fair price requirement” set forth in Section 302A.675 of the MBCA and (d) any other antitakeover or similar statute or regulation under the MBCA, other than Chapter 80B of the Minnesota Statutes (each statutory provision described in clauses (a)-(d), a “Takeover Statute”).

Section 4.25 Sanction Laws. Since January 1, 2016, neither the Company nor any of its Subsidiaries has been in material violation of, or, to the Company’s Knowledge, has been investigated for, or charged by any Governmental Authority with a material violation of, any Sanctions Laws, and there are not now, nor have there been since January 1, 2016 and prior to the date hereof, any Litigation, allegations, or inquiries pending or, to the Company’s Knowledge, overtly threatened against the Company or any of its Subsidiaries concerning violations of any Sanctions Law. The Company and its Subsidiaries have instituted and maintains policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws. Neither the Company, its Subsidiaries nor any director or officer of any of them, is a Sanctioned Person. To the Company’s Knowledge, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than five percent (5%) of the Company. To the Company’s Knowledge, since January 1, 2016, neither the Company nor any of its Subsidiaries, directly or indirectly, has had any transactions with or investments in any Sanctioned Person or Sanctioned Country.

Section 4.26 Brokers and Other Advisors. With the exception of the engagement of UBS Securities LLC and Genesis Capital, LLC, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker, finder or financial or similar advisor or incurred any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the Offer, the Merger or the related transactions contemplated by this Agreement. The Company has made available to Parent true and complete copies of all contracts, agreements and arrangements with respect to the engagement of UBS Securities LLC and Genesis Capital, LLC related to the Merger, the Offer and the other transactions contemplated hereby.

Section 4.27 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date, the “Fairness Opinion”) of UBS Securities LLC to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Offer Price and the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Sub and their Affiliates) in the Offer and the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE V

Representations and Warranties of Parent and Sub

Parent and Sub jointly and severally represent and warrant to the Company as follows:

Section 5.01 Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted.

Section 5.02 Authority. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer, the Merger and any financing obtained in connection with the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, including the Offer, the Merger and any financing obtained in connection with the transactions contemplated by this Agreement, by Parent and Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings (including any shareholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Offer, the Merger and any financing obtained in connection with the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.03 Non-Contravention. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, including any financing obtained in connection with the transactions contemplated by this Agreement, and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (a) the articles of continuance, as amended, or bylaws of Parent or the articles of incorporation or bylaws of Sub or (b) subject to the filings and other matters referred to in the immediately following sentence, (i) any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (ii) any Law or Judgment, in each case applicable to Parent or Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Offer, the Merger or the other transactions contemplated by this Agreement, including any financing obtained in connection with the transactions contemplated by this Agreement, except for (A) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under each Non-U.S. Merger Control Law, (B) the filing with the SEC of the Offer Documents, the Schedule 14D-9, the Proxy/Information Statement (if required by applicable Law), and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, (D) any filings as may be required under Chapter 80B of the Minnesota Statutes, (E) any filings or notices required under applicable Canadian securities Laws, (F) filings or notices required under the rules and regulations of the Toronto Stock Exchange or the New York Stock Exchange and (G) such other consents, approvals, orders, waivers, authorizations, actions, nonactions, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.04 Funding. Sub will have, as of the date of the Acceptance Time, the Top-Up and the Merger Closing are required to occur hereunder, immediately available funds (taking into account funds available to Sub under the Parent Credit Agreement) to enable Sub to consummate the Offer Closing, the Top-Up and the Merger pursuant to the terms of this Agreement, including to pay the aggregate Merger Consideration and all other amounts required to be paid in connection with the Offer Closing, the Top-Up and the Merger Closing and to pay all related fees and expenses of Parent, Sub and their respective Representatives required to be paid in connection with this Agreement.

Section 5.05 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent or Sub, threatened against Parent, Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. There is no Judgment outstanding against Parent, Sub or any of their respective Affiliates that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy/Information Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.07 Operation of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities, other than activities pursuant to this Agreement.

Section 5.08 Ownership of Company Common Stock. None of Parent, Sub or their Affiliates (a) beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Merger Closing Date (other than pursuant to the transactions contemplated hereby), beneficially own any shares of Company Common Stock, (b) is an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA or (c) is party to any agreement, arrangement, or understanding that would be required to be disclosed under Item 1005(e) of Regulation M-A under the Exchange Act.

Section 5.09 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Sub, Parent and Sub (and their Representatives) have received and may continue to receive from the Company and its Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Sub are familiar, that Parent and Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective shareholders or Representatives, or any other Person, with respect thereto. Accordingly, Parent and Sub hereby acknowledge that, except for the representations and warranties set forth in Article IV, none of the Company nor any of its Subsidiaries, nor any of their respective shareholders or Representatives, nor any other Person, has made or is making any warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE VI

Covenants Relating to Conduct of Business

Section 6.01 Conduct of Business.

(a) Except as set forth in Section 6.01 of the Company Disclosure Letter, as expressly provided by this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) carry on its business in the Ordinary Course of Business, (y) use reasonable best efforts to preserve substantially intact its current business organization and to preserve its relationships with significant Franchisees, key employees, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with the Company or any of its Subsidiaries and (z) comply in all material respects with applicable Law, in each case in a manner consistent with past practice. Without limiting the generality of the foregoing, except as set forth in Section 6.01 of the Company Disclosure Letter, expressly required by (or expressly permitted under Section 6.02 and Article IX of) this Agreement, required by Law or consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or set any record date therefor, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock;

(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or other rights to acquire any such shares, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the Company of Company Stock Options, Company RSUs, Company DSUs, Company PSUs and Company Restricted Stock Awards in connection with the forfeiture of such awards, and (D) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant elections under the Company 401(k) Plan;

(iv) issue, deliver or sell any shares of its capital stock or other voting securities or equity interests, any securities convertible or exchangeable into any such shares, voting securities or equity interests, any options, warrants or other rights to acquire any such shares, voting securities, equity interests or convertible or exchangeable securities, any stock-based performance units, any Voting Company Debt or any other rights that give any person the right to receive any economic interest of a nature accruing to the holders of Company Common Stock, other than (A) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement in accordance with their present terms, and (B) as required to comply with any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement;

(v) amend the Company Articles of Incorporation or the Company By-Laws or the comparable organizational documents of any Subsidiary of the Company, in each case, whether by merger, consolidation or otherwise;

(vi) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, real property, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than acquisitions of raw materials, supplies, equipment, inventory and third party software in the Ordinary Course of Business (it being understood and agreed that the acquisition of all or substantially all of the assets of any person is not in the Ordinary Course of Business);

(vii) sell, lease, license, abandon or otherwise dispose of any of, or omit to take any action necessary to maintain or renew, its properties or assets (including capital stock of any Subsidiary of the Company), other than (A) sales or other dispositions of (x) inventory in the Ordinary Course of Business or (y) equipment or Intellectual Property that is no longer used or useful in the operations of the Company or any of its Subsidiaries and (B) the non-exclusive licensing or sublicensing (excluding Specified Franchise Agreements and Contracts containing Company Noncompete Restrictions or granting Exclusive Rights) of Intellectual Property in the Ordinary Course of Business;

(viii) (A) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) Indebtedness incurred, assumed or otherwise entered into in the Ordinary Course of Business (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) and in no event in excess of $1,000,000 in the aggregate and (2) intercompany Indebtedness or (B) make any loans or capital contributions to, or investments in, any other person, other than to any Subsidiary of the Company;

(ix) except (A) as reasonably required by applicable Law, (B) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other written agreement disclosed to Parent in the Company Disclosure Letter, in each case in effect on the date of this Agreement or (C) as otherwise expressly permitted by this Agreement, (1) increase the compensation, severance or other benefits payable or that could become payable by the Company or any of its Subsidiaries to directors, officers or employees, (2) establish, adopt, enter into, amend or modify in any way any collective bargaining agreement or Company Benefit Plan or Company Benefit Agreement, (3) take any action to accelerate any rights or benefits under any Company Benefit Plan or Company Benefit Agreement, (4) grant, amend or modify any equity or equity-based awards, or (5) hire any officer, employee, independent contractor or consultant, other than in the Ordinary Course of Business with respect to any such person who (x) has annual base compensation of less than $200,000 and (y) is not a vice president or more senior employee of the Company or any of its Subsidiaries;

(x) settle any claim or Litigation, in each case made or pending against the Company or any of its Subsidiaries, other than (A) the settlement of claims or Litigation in the Ordinary Course of Business that require payments by the Company or any of its Subsidiaries (net of insurance proceeds) in an amount not to exceed, individually or in the aggregate, $1,000,000 and (B) the settlement of claims or Litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved; provided, however, that the foregoing clauses (A) and (B) shall not permit the Company or any of its Subsidiaries to settle any claim or Litigation (x) that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries, involve any admission of any wrongdoing by the Company or any of its Subsidiaries, or involve any license, cross license or similar arrangement with respect to material Intellectual Property owned by the Company or any of its Subsidiaries or (y) for which such settlement is not permitted pursuant to Section 7.03(f).

(xi) make any material change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (A) by GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, including Regulation S-X under the Securities Act;

(xii) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than reorganizations solely among wholly owned Subsidiaries of the Company);

(xiii) make, change, revoke or rescind any material election relating to Taxes (including any “check-the-box” election pursuant to Treasury Regulations Section 301.7701-3), make any material amendment with respect to any material Tax Return, settle or compromise any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents, request any rulings from or the execution of any closing agreement with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the Filed SEC Documents), surrender any right to claim a material Tax refund, change an annual accounting period for Tax purposes, or change any material accounting method for Tax purposes, except, in each case, for actions taken in the Ordinary Course of Business;

(xiv) make any capital expenditures, other than (A) maintenance capital expenditures made in the Ordinary Course of Business and in accordance with the budget provided prior to the date hereof by the Company to Parent and (B) any other capital expenditures in an amount not to exceed, individually or in the aggregate, $1,000,000;

(xv) (A) terminate, amend, modify or waive rights or claims under any Specified Contract or any Contract entered into on or after the date of this Agreement that would have been considered a Specified Contract if it had been entered into prior to the date of this Agreement (“New Specified Contracts”) or (B) enter into (x) any New Specified Contract other than New Specified Contracts of the type described in Sections 4.09(a)(iii) and 4.09(a)(vii) (provided that in no event shall the Company or its Subsidiaries enter into any Contracts containing Company Noncompete Restrictions or granting Exclusivity Rights or any Specified Franchise Agreements) in the Ordinary Course of Business, (y) any Contract that provides for the lease, sublease or purchase of real property or (z) any Contract that contains a change in control or similar provision in favor of the other party or parties thereto that would require a material payment to or would give rise to any material rights (including termination rights) of such other party or parties in connection with the consummation of the Offer or the Merger (including in combination with any other event or circumstance) or any subsequent change in control of the Company or any of its Subsidiaries;

(xvi) make any change to the terms of the Company’s or any of its Subsidiaries’ policies or procedures with respect to its relationships with any of its Franchisees, including (A) any change to the terms of policies relating to Franchisee rent, royalty or advertising funds, (B) any new program or plan, or any modification to any existing program or plan providing any franchisee incentives or franchisee economic assistance, (C) any commitment to provide assistance with any single restaurant remodel to be completed later than one (1) year following the date of the applicable commitment letter or in the aggregate for such single restaurant resulting in expenditures by the Company and its Subsidiaries in excess of fifty percent (50%) of the “total expenditure” for any such single remodel (and for this purpose “total expenditure” shall mean the average total expenditure for a remodel of the type of restaurant subject to the commitment for the 12 months prior to the date, increased by 10%) or (D) requiring, issuing or suggesting any system-wide or regional mandates relating to equipment, hardware or software;

(xvii) open any restaurant in a country where the Company or any Subsidiary does not currently have an owned or franchised restaurant or otherwise engage in any other operations in any country in which the Company or any Subsidiary does not currently conduct other operations;

(xviii) commence any new line of business; or

(xix) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clause (i) – (xviii).

(b) Control of the Company. Nothing contained herein shall give to Parent or Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

Section 6.02 Solicitation; Takeover Proposals; Change of Recommendation.

(a) No Solicitation. From the date hereof until the Effective Time, or, if earlier, the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to any Takeover Proposal, (ii) provide any non-public information concerning the Company or any of its Subsidiaries related to, or to any person or group who would reasonably be expected to make, any Takeover Proposal, (iii) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iv) approve, support, adopt, endorse or recommend any Takeover Proposal or any Acquisition Agreement with respect thereto, (v) otherwise knowingly cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations or (vi) resolve or agree to do any of the foregoing. Subject to Section 6.02(c), the Company shall, and shall cause its Affiliates and its and their respective Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person or group conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Takeover Proposal, (B) immediately terminate access by any Third Party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (C) promptly (and in any event within 24 hours after the date of this Agreement) request the prompt return or destruction of any confidential information provided to any Third Party within the twelve (12) months immediately preceding the date of this Agreement in connection with any Takeover Proposal or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Takeover Proposal. Any violations of the restrictions set forth in this Section 6.02 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.02 by the Company.

(b) Certain Definitions.

(i) The term “Takeover Proposal” means any offer or proposal, including any amendment or modification to any existing offer or proposal (other than, in each case, an offer or proposal made or submitted by or on behalf of Parent or Sub), relating to any transaction (including any single- or multi-step transaction) or series of related transactions, in each case other than the transactions contemplated by this Agreement, with a person or group relating to (x) the issuance to such person or group or acquisition by such person or group of at least fifteen percent (15%) of the equity interests in the Company or (y) the acquisition by such person or group of at least fifteen percent (15%) of the consolidated assets of the Company (including indirectly through ownership of equity in Subsidiaries of the Company) and the Subsidiaries of the Company, taken as a whole, pursuant to a merger, consolidation, share exchange, reorganization, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or other transaction.

(ii) Wherever the term “group” is used in this Section 6.02, it is used as defined in Rule 13d-3 under the Exchange Act.

(iii) The term “Superior Proposal” means any bona fide, written Takeover Proposal that if consummated would result in a person or group (or the shareholders of any person) owning, directly or indirectly, (a) more than fifty percent (50%) of the outstanding shares of Company Common Stock or (b) more than fifty percent (50%) of the assets of the

Company and its Subsidiaries, taken as a whole, in either case which the Company Board (or the Committee of Disinterested Directors) determines in good faith (after consultation with its financial advisor and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, and (y) if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the Offer and the Merger, in each case taking into account all financial, legal, financing, regulatory and other aspects of such Takeover Proposal (including the person or group making the Takeover Proposal) and of this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(g)).

(iv) The term “Intervening Event” means a change, effect, event, occurrence or fact that materially affects the Company and its Subsidiaries, taken as a whole (other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by the Company) occurring or arising after the date of this Agreement that was not known or reasonably foreseeable to the Company Board or Committee of Disinterested Directors as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board or Committee of Disinterested Directors as of the date of this Agreement), which change, effect, event, occurrence or fact becomes known to the Company Board or Committee of Disinterested Directors prior to the earlier of the consummation of the Offer and obtaining the Shareholder Approval (if applicable).

(c) Response to Takeover Proposals. Notwithstanding anything to the contrary contained in Section 6.02(a), if at any time following the date of this Agreement and prior to the earlier to occur of the Offer Closing and obtaining the Shareholder Approval (if applicable) (i) the Company has received a bona fide, written Takeover Proposal from a third party that did not result from a breach of this Section 6.02, and (ii) the Company Board (or the Committee of Disinterested Directors) determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal and the failure to take the following actions is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with the person making such Takeover Proposal and, after entering into such Acceptable Confidentiality Agreement, furnish information with respect to the Company and its Subsidiaries to such person pursuant to such Acceptable Confidentiality Agreement, provided, that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or its Subsidiaries to which any person is provided such access and which was not previously provided to Parent, or (B) engage in discussions or negotiations with the person making such Takeover Proposal and such person’s Representatives regarding such Takeover Proposal.

(d) Notice to Parent of Takeover Proposals. The Company shall promptly (and, in any event, within 24 hours) notify Parent in the event that the Company receives (or obtains Knowledge that any of its Representatives has received) any Takeover Proposal, or any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or any initial request for discussions or negotiations related to, any Takeover Proposal (including any material changes related to the foregoing), and in connection with such notice, provide the identity of the person or group making such Takeover Proposal or request (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of this Agreement) and the material terms and conditions thereof (including copies of any written requests, proposals or offers, including proposed agreements (which in each case may be redacted if necessary to remove the identity of the person making such request, proposal or offer to comply with any confidentiality obligation in effect prior to the execution of this Agreement), and a description of any material oral terms and conditions); provided, that the Company and its Subsidiaries and their respective Representatives shall not engage in any substantive discussions or negotiations or provide any non-public information concerning the Company or any of its Subsidiaries unless and until such person’s identity has been disclosed to Parent and such redactions have been unredacted. Thereafter the Company shall keep Parent reasonably informed on a prompt (and, in any event, within 24 hours) basis of the status, details and terms (other than immaterial details and terms) of any such Takeover Proposal or request (including all drafts of any written requests, proposals, offers or agreements).

(e) Prohibited Activities. Subject in all cases to Section 6.02(f) and Section 6.02(g), neither the Company Board nor any committee thereof shall (i) withhold, withdraw or rescind (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or rescind (or modify in a manner adverse to Parent), the Recommendation or the findings or conclusions of the Company Board or the Committee of Disinterested Directors referred to in Section 4.04(b), (ii) approve or recommend the adoption of, or publicly propose to approve, declare the advisability of or recommend the adoption of, any Takeover Proposal, (iii) cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement referred to in Section 6.02(c) (an “Acquisition Agreement”) or (iv) publicly propose or announce an intention to take any of the foregoing actions (any action described in clauses (i), (ii), (iii) or (iv) being referred to as an “Adverse Recommendation Change”).

(f) Intervening Event. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer or the receipt of the Shareholder Approval, if required, and subject to compliance with Section 6.02(h), the Company Board (or the Committee of Disinterested Directors) may make an Adverse Recommendation Change in response to an Intervening Event if (the Company Board (or the Committee of Disinterested Directors) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with the Company Board’s (or the Committee of Disinterested Directors’) fiduciary duties under applicable Law.

(g) Superior Proposal. Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the consummation of the Offer or the receipt of the Shareholder Approval, if required, if, in response to a bona fide written Takeover Proposal made after the date of this Agreement and not withdrawn that did not result from a breach of this Section 6.02, the Company Board (or the Committee of Disinterested Directors) determines in good faith (after consultation with its outside counsel and financial advisors) that such Takeover Proposal constitutes a Superior Proposal, (i) subject to compliance with Section 6.02(h), the

Company Board (or the Committee of Disinterested Directors) may make an Adverse Recommendation Change and/or (ii) the Company may terminate this Agreement pursuant to Section 9.01(f) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(f) unless the Company (A) has complied with its obligations under Section 6.02(h), (B) pays, or causes to be paid, to Intermediate Parent the Termination Amount payable pursuant to Section 9.03(b) prior to or concurrently with such termination and (C) immediately following or concurrently with such termination, enters into a definitive Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

(h) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be entitled to make an Adverse Recommendation Change pursuant to Section 6.02(f) or Section 6.02(g) or terminate this Agreement pursuant to Section 9.01(f) unless (x) the Company shall have provided to Parent four (4) business days’ prior written notice (the “Match Right Notice”), advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions of any such Superior Proposal or details of such Intervening Event, as applicable), and (y):

(i) during such four (4) business day period, if requested by Parent in good faith, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding changes to the terms of this Agreement intended by Parent so that an Adverse Recommendation Change would no longer be necessary or to cause such Takeover Proposal to no longer constitute a Superior Proposal, as applicable; and

(ii) the Company Board (or the Committee of Disinterested Directors) shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the fourth (4th) business day of such four (4) business day period and shall have determined in good faith (after consultation with its outside legal counsel and financial advisors) that, after giving effect to such Proposed Changed Terms, the failure to make the Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(f), as applicable, would be reasonably likely to be inconsistent with its fiduciary obligations of the Company Board (or the Committee of Disinterested Directors) under applicable Law.

For the avoidance of doubt, any (1) material changes in the changes, effects, events, occurrences or facts relating to an Intervening Event, (2) material revisions to the terms of a Superior Proposal or (3) material revisions to a Takeover Proposal that the Company Board (or the Committee of Disinterested Directors) had determined no longer constitutes a Superior Proposal, shall constitute a new Intervening Event or Takeover Proposal, as applicable, and shall in each case require the Company to deliver to Parent a new Match Right Notice; provided that, in such event, each reference in this Section 6.02(h) to a four (4) business day period or the fourth (4th) business day shall be deemed to be three (3) business days or the third (3rd) business day, respectively.

(i) Standstills; Confidentiality Agreements. Notwithstanding any provision of Section 6.02(e) to the contrary, the Company shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to the earlier to occur of the Offer Closing and obtaining the Shareholder Approval (if applicable), the Company may grant a waiver or release under any standstill agreement if the Company Board (or the Committee of Disinterested Directors) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. The Company shall provide written notice to Parent of waiver or release of any standstill by the Company, including disclosure of the identities of the parties thereto and circumstances relating thereto. Except for the waiver or release of standstill as contemplated by this Section 6.02(i), the Company shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights. The Company shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits the Company from providing to Parent the information specifically required to be provided to Parent pursuant to this Section 6.02.

(j) Communications With Shareholders. Nothing contained in this Section 6.02 shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in the good faith determination of the Company Board (or the Committee of Disinterested Directors) after consultation with its outside legal counsel, the failure to make such disclosure would reasonably be expected to violate applicable Laws or (iii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company) in which the Company indicates that it has not changed the Recommendation; provided, however, that clause (ii) shall not be deemed to permit the Company Board (or the Committee of Disinterested Directors) to make an Adverse Recommendation Change or take any of the actions referred to in Section 6.02(e), Section 6.02(f) or Section 6.02(g) except, in each case, to the extent expressly permitted by Section 6.02(e), Section 6.02(f) or Section 6.02(g), respectively; provided, further, that nothing in this Section 6.02 shall prohibit the Company from contacting and engaging in any discussions with any person or group or their respective Representatives who has made a Takeover Proposal solely for the purpose of clarifying such Takeover Proposal and the terms thereof.

ARTICLE VII

Additional Agreements

Section 7.01 Preparation of the Proxy/Information Statement; Shareholders’ Meeting.

(a) Shareholders’ Meeting. If (i) Parent or the Company determines in good faith that the Offer Condition set forth in clause (c)(vi) of Annex I is not capable of being satisfied, (ii) the Shareholder Approval is required by applicable Law after the Offer Closing or (iii) (A) the Company has not received any Takeover Proposal and (B) the Acceptance Time has not occurred on or prior to the date that is thirty (30) business days after the date of the commencement of the Offer pursuant to Section 1.01(a), then, in each case, after receipt by (x) the Company of a written request from Parent or (y) Parent of a written request from the Company (the date on which such notice is received by Parent or the Company, the “Shareholders’ Meeting Trigger Date”), the Company shall, as promptly as practicable after the Shareholders’ Meeting Trigger Date, duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company (the “Shareholders’ Meeting”) for the purpose of obtaining the Shareholder Approval as promptly as reasonably practicable following the date upon which the Proxy/Information Statement is cleared by the SEC (with the record date and meeting date to be set by the board of directors of the Company after consultation with Parent, which record date shall be after the Shareholders’ Meeting Trigger Date). Subject to the terms of this Agreement, the Company Board shall recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of this Agreement. At the Shareholders’ Meeting, Parent will cause all shares of Company Common Stock held of record by Parent or Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon to be voted in favor of the approval of the Merger and the adoption of this Agreement. The Company shall comply with the MBCA, the Company Articles of Incorporation, the Company By-Laws, the Exchange Act and the rules and regulations of NASDAQ in connection with the Shareholders’ Meeting, including preparing and delivering the Proxy/Information Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 7.01(b) below. Subject to the terms of this Agreement, following the Shareholders’ Meeting Trigger Date, the Company shall use its commercially reasonable efforts to solicit from its shareholders proxies in favor of approval of the Merger and the adoption of this Agreement in compliance with all applicable Laws and all rules of NASDAQ, and secure any other approval of shareholders of the Company that is required by applicable Law to effect the Merger, provided, that (i) the Company shall not change the date of (or the record date for), postpone or adjourn the Shareholders’ Meeting without the consent of Parent and (ii) the Company shall postpone or adjourn the Shareholders’ Meeting if so requested by Parent by prior written notice to the Company. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company shall submit this Agreement to its shareholders at the Shareholders’ Meeting even if the Company Board or the Committee of Disinterested Directors shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven business days prior to the date of the Shareholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Shareholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters) that the Company shall propose to be acted on by the shareholders of the Company at the Shareholders’ Meeting.

(b) Preparation of Proxy/Information Statement. If the Shareholder Approval is required by Law, as promptly as reasonably practicable after the Shareholders’ Meeting Trigger Date (and in any event within ten (10) business days), the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy/Information Statement in form and substance reasonably satisfactory to each of the

Company and Parent relating to the Merger and the transactions contemplated hereby. Subject to the terms of this Agreement, the Proxy/Information Statement shall reflect the Recommendation and shall include a description of the other Board Actions. The Company shall also include in the Proxy/Information Statement, and represents that it will have obtained at the relevant time all necessary consents of the Company’s financial advisor to permit the Company to include in the Proxy/Information Statement, in its entirety, the Fairness Opinion, together with a summary thereof. Parent shall cooperate with the Company in the preparation of the preliminary Proxy/Information Statement and the definitive Proxy/Information Statement and shall furnish to the Company the information relating to it and Sub required by the Exchange Act. The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy/Information Statement in definitive form to be mailed to the Company’s shareholders at the earliest practicable time. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Proxy/Information Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy/Information Statement as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy/Information Statement or the definitive Proxy/Information Statement), and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Proxy/Information Statement shall comply in all material respects with all applicable requirements of Law.

(c) Short Form Merger. Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up, Parent and its Affiliates shall own at least 90% of the outstanding shares of the Company Common Stock, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing (or such other time as when Sub shall have acquired at least 90% of the outstanding shares of the Company Common Stock) without the Shareholders’ Meeting in accordance with Section 302A.621 of the MBCA.

Section 7.02 Access to Information; Confidentiality. The Company shall, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, consultants, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees and Representatives of the Company to whom Parent requests access, and, during such period, the Company shall furnish to Parent, as promptly as reasonably practicable, all financial, operating and other data and information concerning its and its Subsidiaries’ business, properties and personnel as Parent through its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives may reasonably request (it being agreed, however, that the foregoing shall not permit Parent or any such Representatives to conduct any Phase I or Phase II environmental assessment). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries or conflict with or violate any Law (including antitrust Laws) or any Contract to which the Company or any of its Subsidiaries is a party (provided that the Company shall in such event use reasonable best efforts to avoid such constraints on disclosure, including entering into a joint defense agreement in customary form). No investigation or access permitted, or knowledge obtained, pursuant to this Section 7.02 shall affect or be deemed to modify any representation, warranty, covenant or agreement made by the Company hereunder or otherwise prejudice in any way the rights and remedies of Parent or Sub hereunder, nor shall any such investigation, access or knowledge be deemed to affect or modify Parent’s or Sub’s reliance on the representations, warranties, covenants and agreements made by the Company in this Agreement. Except for disclosures expressly permitted by the Confidentiality Agreement, Parent shall, in accordance with the Confidentiality Agreement, keep confidential and not disclose, and shall cause its officers, employees, accountants, counsel, consultants, financial advisors and other Representatives to keep confidential and not disclose, all Evaluation Material (as defined in the Confidentiality Agreement) directly or indirectly received from the Company or its Representatives.

Section 7.03 Reasonable Best Efforts; Approvals; Transaction Litigation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) obtain all necessary consents, approvals, orders, waivers and authorizations of, and actions or nonactions by, any Governmental Authority or any third party, and make all necessary registrations, declarations and filings with, and notices to, any Governmental Authorities (including pursuant to the HSR Act and each Non-U.S. Merger Control Law) and take all reasonable steps as may be necessary to avoid a suit, action, proceeding or investigation in connection with the transactions contemplated by this Agreement by, any Governmental Authority; (ii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement; and (iii) defend or contest any claim, suit, action or other proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. Parent shall pay all filing fees and other charges for the filings under the HSR Act and each Non-U.S. Merger Control Law.

(b) Notwithstanding anything to the contrary in this Agreement, no Party shall be required, nor shall the Company or any of its Subsidiaries be permitted, to (x) undertake any efforts, or to take or consent to any action, if such efforts, action or consent, individually or in the aggregate, would be reasonably likely to result in a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole, (y) take any actions, including the actions described in clauses (i), (ii) or (iii) above with respect to Parent, its Affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements or (z) take or agree to take any action with respect to its business or operations in connection with obtaining the expiration or termination of the applicable waiting periods under, or any approvals under, the HSR Act or any Non-U.S. Merger Control Law or approvals from any other Governmental Authorities, unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Offer Closing.

(c) In furtherance and not in limitation of the foregoing, each Party agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable after the date of this Agreement and in any event no later than five (5) business days after the date of this Agreement, (ii) use its reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.03 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the Parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(d) Subject to applicable Laws and the instructions of any Governmental Authority and subject to the Confidentiality Agreement, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Offer, the Merger and the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep the other apprised on a reasonably timely basis of any material communications, and provide copies thereof in the case of any such written communications, received by Parent or any of its Representatives, or the Company or any of its Representatives, as the case may be, from any third party and/or any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated hereby. Subject to reasonable limitations limiting access to outside counsel and subject to the Confidentiality Agreement, the Company and Parent each shall, upon request by the other, consult with the other regarding all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Offer, the Merger and the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein (including Section 7.03(e)), Parent shall, following consultation with the Company and after giving due consideration to its views and acting reasonably and in good faith, direct and control all aspects of the Parties’ efforts to gain regulatory clearance either before any Governmental Authority or in any action brought to enjoin the transactions contemplated hereby pursuant to the HSR Act or any Non-U.S. Merger Control Law.

(e) The Company shall promptly advise Parent orally and in writing of any material developments regarding, and the Company shall cooperate fully with Parent in connection with, and shall consult with and permit Parent and its Representatives to participate in, the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Subsidiaries nor any of its or their Representatives to, compromise, settle or come to a settlement arrangement regarding any Transaction Litigation unless Parent shall otherwise consent in writing, which shall not be unreasonably withheld, conditioned or delayed. “Transaction Litigation” means any Litigation commenced or threatened against any Party or any of its Affiliates by any Governmental Authority or any private party relating to, arising out of or relating to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

(f) Prior to the Merger Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to cause the delisting of the Company and of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

(g) From and after the date hereof until the Effective Time, Parent and Sub shall take all actions necessary or desirable to cause the representation and warranty set forth in Section 5.04 to be true, correct and complete as of the Offer Closing and the Merger Closing.

Section 7.04 State Takeover Laws. If any Takeover Law becomes or is deemed to be applicable to the Company, Parent or Sub, the Offer, the Merger or the Top-Up, including the acquisition of shares of Company Common Stock pursuant thereto, or any other transaction contemplated by this Agreement, then the Company, the Company Board and the Committee of Disinterested Directors, as applicable, shall grant all approvals and take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate, or if not possible minimize to the maximum extent possible, the effects of such Takeover Law on this Agreement, the Offer, the Merger, the Top-Up and the other transactions contemplated hereby. No Adverse Recommendation Change shall change the approval of the Company Board or the Committee of Disinterested Directors for purposes of causing any Takeover Law to be inapplicable to the transactions contemplated by this Agreement.

Section 7.05 Benefit Plans.

(a) From and after the Acceptance Time, Parent shall cause its Subsidiaries (including the Surviving Corporation) to honor all Company Benefit Plans and Company Benefit Agreements, including all employment agreements with executives of the Company, in accordance with their terms as in effect immediately before the Acceptance Time, except as otherwise specifically provided herein. For the period commencing at the Acceptance Time and ending on December 31, 2017 (or, if shorter, during the period of continued employment of the relevant employee), Parent shall cause its Subsidiaries to provide to each individual who is employed by the Company or any of its Subsidiaries immediately before the Acceptance Time who continues employment with Subsidiaries of Parent immediately following the Effective Time (each, a “Company Employee”) (i) base compensation and cash incentive opportunities that, in each case, are substantially comparable in the aggregate to what was provided to the Company Employee as of immediately prior to the Effective Time and (ii) all other compensation and employee benefits that are substantially comparable in the aggregate to those provided to the Company Employee as of immediately prior to the Acceptance Time (excluding equity-based compensation); provided, that Parent shall cause its Subsidiaries (including the Surviving Corporation) to honor, without any adverse modification, the benefits listed on Section 7.05(a) of the Company Disclosure Letter for the period commencing at the Acceptance Time and ending on the date that is one year following the Effective Time (or, if shorter, during the period of continued employment of the relevant employee). This Section 7.05(a) shall not apply to any Company Employee whose terms and conditions of employment are governed by a collective bargaining, works council or similar agreement.

(b) Each Company Employee shall be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation, or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Company Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-retirement medical or other similar benefits), to the extent past service was recognized for such Company Employees under the comparable Company Benefit Plans immediately prior to the Acceptance Time. Notwithstanding the foregoing, nothing in this Section 7.05 shall be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan.

(c) In the event of any change in the welfare benefits provided to Company Employees following the Acceptance Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees (and their eligible dependents) under any welfare benefit plans in which Company Employees participate following the Acceptance Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Acceptance Time occurs, the crediting of each Company Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d) The Parties acknowledge and agree that all provisions contained in this Section 7.05 are included for the sole benefit of the Parties, and that nothing in this Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other person, including any employees or former employees of the Company, any of the Company’s Subsidiaries or any Affiliate of the Company, any Company Employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its Affiliates or to employment or continued employment or to a particular term or condition of employment with Parent or any of its Subsidiaries, or any of their respective Affiliates, (ii) shall be treated as an amendment or other modification of any employee benefit plan, or (iii) shall limit the right of Parent or its Subsidiaries to (A) amend, terminate or otherwise modify any employee benefit plan of Parent or its Subsidiaries following the Acceptance Time or (B) terminate the employment or service of any employee or other service-provider following the Acceptance Time at any time and for any or no reason.

Section 7.06 Indemnification, Exculpation and Insurance.

(a) Prior to the Offer Closing, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6) year period following the Closing and at a price not to exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, which amount is set forth on Section 7.06(a) of the Company Disclosure Letter (the “Current Premium”). If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 7.06(a), the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If the Company fails to purchase such “tail” or “runoff” policy prior to Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain an officers’ and directors’ liability insurance policy in respect of acts or ommisions occuring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided further, that in satisfying its obligation under this Section 7.06(a)(ii), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the Current Premium and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent or the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.

(b) From and after the Acceptance Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnified Party”) made available to Parent; and (ii) any indemnification provision and any exculpation provision set forth in the articles of incorporation or bylaws of the Company as in effect on the date of this Agreement, in each case, to the fullest extent permitted under applicable Law. From the Acceptance Time through the sixth (6th) anniversary of the date on which the Acceptance Time occurs, the articles of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c) Except as otherwise required by applicable Law, from and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party in respect of acts or omissions in their capacity as a director or officer of the Company or its Subsidiaries or as an officer, director, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of the Company or any of its Subsidiaries, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by applicable Law or provided under the articles of incorporation, bylaws, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending Litigation to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer, director, employee, fiduciary or agent of another enterprise (including any Litigation arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the transactions contemplated hereby), to the fullest extent permitted by applicable Law, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Litigations, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within thirty (30) days of receipt by Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party provides a written affirmation of such Indemnified Party’s good faith belief that he or she has met all applicable standards of conduct applicable to indemnification and an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 7.06(c) or otherwise.

(d) If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.06.

(e) Notwithstanding anything herein to the contrary, if an Indemnified Party is or has been a party to or is or has been otherwise involved (including as a witness) in any Litigation (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.06 shall continue in effect until the final disposition of such Litigation.

(f) The provisions of this Section 7.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the articles of organization or bylaws, by Contract or otherwise.

Section 7.07 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of the Toronto Stock Exchange or any other national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 6.02. The Parties agree that the initial press release to be issued with respect to the Offer, the Merger and the other transactions contemplated by this Agreement shall be in the form mutually agreed to by the Parties. Prior to making any written communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication. Notwithstanding the foregoing, this Section 7.07 shall not apply to any press release or other public statement made by the Company or Parent (a) that is consistent with the initial press release and the terms of this Agreement and does not contain any information relating to the Company, Parent or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 7.07 or (b) is made in the Ordinary Course of Business and does not relate to this Agreement or the transactions contemplated hereby.

Section 7.08 Financing.

(a) The Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any financing obtained in connection with the transactions contemplated by this Agreement (it being understood that the receipt of such financing is not a condition to the Merger); provided however, that nothing in this Section 7.08 shall require such cooperation or other action on the part of the Company, its Subsidiaries or their respective Representatives to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries or (B) require the Company, any of its Subsidiaries or any of their respective Representatives to enter into any agreement, take any corporate action or otherwise agree to pay any fees, reimburse any expenses or otherwise incur any liability (other than immaterial out-of-pocket expenses that shall be subject to reimbursement by Sub as set forth below) or give any indemnities prior to the Effective Time. Such cooperation shall include (i) preparing and furnishing all financial and other pertinent information regarding the Company and its Subsidiaries reasonably requested by Parent, (ii) reasonably facilitating the pledging of collateral, provided that no such documents or agreements shall be effective prior to the

Effective Time, (iii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of such financing and (iv) furnishing Parent and any lenders involved with such financing, with all documentation and other information required by any Governmental Authority with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations. Sub shall, and Parent shall cause Sub to, promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees, but excluding, for the avoidance of doubt, the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with such financing or pursuant to this Section 7.08(a), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of such financing and any information used in connection therewith or pursuant to this Section 7.08(a), except with respect to (x) any information provided by the Company or any of its Subsidiaries or (y) any fraud or intentional misrepresentation or willful misconduct by any such persons. Notwithstanding anything in this Section 7.08 to the contrary, the Company shall not be required under this Section 7.08(a) to cause its officers or employees to participate in any road shows or similar events related to such financing.

(b) The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Existing Credit Agreement, the repayment in full on the Merger Closing Date of all obligations in respect of the Indebtedness thereunder, and the release on the Merger Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent prior to the Offer Closing an executed payoff letter with respect to the Existing Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the persons to whom such Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Existing Credit Agreement relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. The obligations of the Company pursuant to this Section 7.08(b) shall be subject to Sub providing or causing to be provided all funds required to effect all such repayments at or prior to the Effective Time.

Section 7.09 Rule 14d-10 Matters. Prior to the expiration of the Offer, the Compensation Committee will take all such steps as may be required to cause to be exempt under Rule 14d-10(d) under the Exchange Act any employment compensation, severance or employee benefit arrangements that have been or will be entered into after the date of this Agreement by the Company or its Subsidiaries with current or future directors, officers or employees of the Company or its Subsidiaries and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 7.10 Rule 16b-3 Matters. The Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE VIII

Conditions Precedent

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. If required by applicable Law, the Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or Judgment issued by any court of competent jurisdiction or Law (collectively, “Restraints”) shall be in effect restraining, enjoining or otherwise preventing or prohibiting the consummation of the Merger.

(c) Purchase of Company Common Stock in the Offer. Unless the Offer Condition set forth in clause (c)(vi) of Annex I is not capable of being satisfied, Sub shall have accepted for payment and paid for (or caused to be accepted and paid for) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

(d) Certain Other Conditions. If the Offer Condition set forth in clause (c)(vi) of Annex I is not capable of being satisfied, the Offer Conditions set forth in clauses (b), (c)(ii), (c)(iii), (c)(iv), (c)(v) and (c)(viii) of Annex I shall be satisfied, with such reasonable changes as may be minimally required to cause such conditions to be applicable to the Merger rather than the Offer.

Section 8.02 Frustration of Closing Conditions. Neither Parent nor Sub may rely on the failure of any condition set forth in Sections 8.01 to be satisfied if such failure was principally caused by the failure of Parent or Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Sections 8.01 to be satisfied if such failure was principally caused by its failure to perform any of its obligations under this Agreement.

ARTICLE IX

Termination, Amendment and Waiver

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approval (if required by applicable Law):

(a) by mutual written consent of Parent and the Company;

(b) by either of Parent or the Company:

(i) if the Merger shall not have been consummated on or before May 21, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any Party if (x) the Offer Closing shall have occurred or (y) the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Sub shall be deemed a single Party for purposes of this Section 9.01(b)(i)); provided, further, that if on the original Outside Date the Merger shall not have been consummated and (A) a Shareholders’ Meeting Trigger Date shall have occurred or (B) all of the Offer Conditions, other than the Offer Conditions set forth in clauses (b) or (c)(ii) of Annex I and those Offer Conditions that by their nature are to be satisfied at the Offer Closing (which Offer Conditions remain capable of satisfaction), shall have been satisfied or waived by Parent or Sub, to the extent waivable by Parent or Sub, then in each case of clauses (A) and (B), the Outside Date shall automatically be extended one (1) time (but not more than one time) to a date not later than August 21, 2017 (and all references to the Outside Date herein and in Annex I shall be as so extended); or

(ii) if any Restraint that shall be in effect enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party unless such Party shall have complied with its obligations under Section 7.03 in connection with seeking to prevent, oppose or remove such Restraint;

(c) by Parent, if there shall be any breach or inaccuracy in any of the Company’s representations or warranties set forth in this Agreement or the Company has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would give rise to the failure of any Offer Condition set forth in clauses (c)(iii) or (c)(iv) of Annex I, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following Parent’s delivery of written notice to the Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if (x) there shall be any material breach or inaccuracy in any of Parent’s representations, warranties, covenants or agreements hereunder or (y) the Offer Closing shall have occurred;

(d) by the Company, if there shall be any breach or inaccuracy in any of Parent’s or Sub’s representations or warranties set forth in this Agreement or Parent or Sub has failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, and (ii) (A) is not capable of being cured prior to the Outside Date or (B) is not cured within fifteen (15) calendar days following the Company’s delivery of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if (x) there shall be any material breach or inaccuracy in any of the Company’s representations, warranties, covenants or agreements hereunder or (y) the Offer Closing shall have occurred;

(e) by Parent, in the event that any of the following shall have occurred: (i) an Adverse Recommendation Change, (ii) the Company failed to include in the Proxy/Information Statement (if required by applicable Law) or the Schedule 14D-9, in each case, when mailed, the Recommendation and a statement of the findings and conclusions of the Company Board and the Committee of Disinterested Directors referred to in Sections 4.04(b) and 4.04(c), (iii) if, following the public disclosure or announcement of a Takeover Proposal (other than a tender or exchange offer described in clause (iv) below), the Company Board shall have failed to reaffirm publicly the Recommendation within three (3) business days after Parent requests in writing that the Recommendation under such circumstances be reaffirmed publicly, or (iv) a tender or exchange offer relating to securities of the Company shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company shall not have announced, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if (x) the Offer Closing shall have occurred or (y) if required by applicable Law, the Shareholder Approval shall have been obtained; or

(f) by the Company, in accordance with Section 6.02(g) in order to accept a Superior Proposal that did not result from a breach of Section 6.02 and enter into the Acquisition Agreement providing for such Superior Proposal immediately following or concurrently with such termination; provided, however, that payment of the Termination Amount pursuant to Section 9.03(b) shall be a condition to the termination of this Agreement by the Company pursuant to this Section 9.01(f); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if (x) the Offer Closing shall have occurred or (y) if required by applicable Law, the Shareholder Approval shall have been obtained.

Any proper termination of this Agreement pursuant to this Section 9.01 shall be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

Section 9.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the Confidentiality Agreement and the provisions of the last sentence of Section 1.02(b), the last sentence of Section 7.02, Article XI and this Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for any intentional and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03 Payment of Termination Amount.

(a) If this Agreement is terminated by Parent pursuant to Section 9.01(e), then the Company shall pay to Intermediate Parent (or its designee) the Termination Amount by wire transfer of same-day funds within two (2) business days following the date of such termination of this Agreement, in consideration for the disposition of Parent’s and Intermediate Parent’s rights under this Agreement.

(b) If this Agreement is terminated by the Company pursuant to Section 9.01(f), then the Company shall pay to Intermediate Parent (or its designee) the Termination Amount by wire transfer of same-day funds, concurrently with, and as a condition to the effectiveness of, such termination of this Agreement, in consideration for the disposition of Parent’s and Intermediate Parent’s rights under this Agreement.

(c) If (i) after the date of this Agreement, a Takeover Proposal shall have been made to the Company Board or the Committee of Disinterested Directors or become publicly known prior to the termination of this Agreement, (ii) this Agreement is terminated (A) by Parent or the Company pursuant to Section 9.01(b)(i) or (B) by Parent pursuant to Section 9.01(c) and (iii) within 12 months after such termination, the Company enters into a definitive agreement providing for any transaction contemplated by any Takeover Proposal (regardless of when made) or consummates any Takeover Proposal (regardless of when made), then, in any such case, the Company shall pay to Intermediate Parent (or its designee) the Termination Amount by wire transfer of same-day funds on the date such transaction is consummated, in consideration for the disposition of Parent’s and Intermediate Parent’s rights under this Agreement. Solely for purposes of this Section 9.03(c)(iii), the term “Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(a), except that all references to at least fifteen percent (15%) therein shall be deemed to be references to “more than fifty percent (50%)”.

(d) Each of the Company and Parent acknowledges and agrees that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 9.03, and, in order to obtain such payment, Parent commences a suit that results in an award against the Company for such amount, the Company shall pay to Intermediate Parent (or its designee) Parent’s, Intermediate Parent’s and Sub’s costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the applicable amount from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. In no event shall the Company be required to pay any termination amount on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (x) if Intermediate Parent (or its designee) receives the Termination Amount from the Company pursuant to Section 9.03, then, any such payment shall be the sole and exclusive remedy of Parent and Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby or (y) if Intermediate Parent (or its designee) receives any payments from the Company in respect of any breach of this Agreement, and thereafter Intermediate Parent (or its designee) is entitled to receive the Termination Amount under Section 9.03, the amount of such Termination Amount shall be reduced by the aggregate amount of any payments made by the Company to Sub (or its designee) in respect of any such breaches of this Agreement.

Section 9.04 Amendment. This Agreement may be amended by the Parties at any time before or after the Offer Closing shall have occurred or receipt of the Shareholder Approval; provided, however, that (x) after the Offer Closing, there shall be no amendment that decreases the Offer Price or the Merger Consideration, and (y) after the Shareholder Approval has been obtained (if applicable), there shall be made no amendment that by Law requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.05 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) subject to the proviso to the first sentence of Section 9.04 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

Interpretation

Section 10.01 Certain Definitions. For purposes of this Agreement:

(a) an “Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall expressly not prohibit compliance by the Company with any provision of this Agreement; provided further that such confidentiality agreement may contain a less restrictive or no standstill restriction.

(b) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(c) “business day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York.

(d) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub prior to or in connection with the execution and delivery of this Agreement.

(e) “Company Executive Team” means, collectively, all employees of the Company with a title of vice president or higher and the other persons set forth in Section 10.01(e) of the Company Disclosure Letter.

(f) “Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries and all Intellectual Property used or licensed for use by the Company or any of its Subsidiaries in the conduct of their respective businesses.

(g) “Confidentiality Agreement” means that certain Letter Agreement, dated as of February 4, 2017, by and between Parent and the Company.

(h) “Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated January 22, 2016, among the Company, the guarantors party thereto, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and Capital One, N.A. and Regions Bank, as co-documentation agents.

(i) “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons set forth in Section 10.01(i) of the Company Disclosure Letter, in each case, after reasonable inquiry and investigation, and (ii) with respect to Parent or Sub, the actual knowledge of any of the officers of Parent or Sub, in each case, after reasonable inquiry and investigation.

(j) “Material Adverse Effect” means any change, effect, event, occurrence or fact that individually or in the aggregate with all other changes, effects, events, occurrences or facts (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole or (b) would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or the ability of the Company to perform its obligations under this Agreement; provided that none of the following shall either alone or in combination constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: any change, effect, event, occurrence or fact that arises out of or results from (i) general economic, credit, capital or financial markets or political conditions in the United States or elsewhere in the world, including with respect to interest rates or currency exchange rates, (ii) any outbreak or escalation of hostilities, acts of war (whether or not declared), sabotage or terrorism, (iii) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which the Company and its Subsidiaries primarily operate, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may constitute, or be taken into account in determining whether there has been, a Material Adverse Effect) or (vii) the announcement and pendency of this Agreement and the transactions contemplated hereby or the identity of, or any facts or circumstances relating to Parent, Sub or their respective Affiliates, in each case of this clause (vii), including the impact thereof on the relationships, contractual or otherwise, of Parent, Sub or such Affiliates with employees, franchisees, labor unions, customers, suppliers or partners and including any fiduciary duty or disclosure lawsuit, action or other proceeding with respect to, or any lawsuit, action or other proceeding pursuant to any Contract with a third party in connection with, the Merger, the Offer or any of the other transactions contemplated hereby, except in the cases of clauses (i), (ii), (iii), (iv) or (v), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect).

(k) “Ordinary Course of Business” means the ordinary course of business and consistent with past practice.

(l) “Parent Credit Agreement” means the Credit Agreement, dated as of October 27, 2014, by and among 1011778 B.C. Unlimited Liability Company, New Red Finance, Inc., 1013421 B.C. Unlimited Liability Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Swing Line Lender, and the other parties thereto from time to time.

(m) “Parent Material Adverse Effect” means any change, effect, event, occurrence or fact that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger, the Offer or any of the other transactions contemplated by this Agreement or the ability of Parent to perform its obligations under this Agreement

(n) “Permitted Liens” mean (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business as to which there is no default on the part of the Company or any of its Subsidiaries, (ii) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable or are being contested in good faith by appropriate proceedings, for which adequate reserves have been maintained in accordance with GAAP, (iii) Liens affecting the interest of the grantor of any easements benefiting Owned Real Property, (iv) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (v) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit the current use of any Owned Real

Property or Leased Real Property, (vi) Liens discharged at or prior to the Offer Closing and (vii) such other non-monetary Liens as do not adversely affect, in more than a de minimis manner, the business of the Company and its Subsidiaries.

(o) “person” means an individual, corporation (including not-for-profit corporation), general or limited partnership, limited liability company, joint venture, association, trust, estate, association, Governmental Authority, unincorporated organization or other entity of any kind or nature, including the media.

(p) “Representative” means, with respect to any person, any Subsidiary of such person and such person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(q) “Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States, Canada, Japan, the United Kingdom, the European Union or the United Nations that broadly prohibit or restrict dealings with such country or region.

(r) “Sanctioned Person” means any person subject to economic sanctions, trade restrictions, or similar restrictions imposed by the United States, Canada, Japan, the United Kingdom, the European Union, or the United Nations, including (i) any person identified in any sanctions list maintained by (A) the U.S. government, including the U.S. Department of Treasury, Office of Foreign Assets Control, the U.S. Department of Commerce, Bureau of Industry and Security, and the U.S. Department of State; (B) the Canadian government, including The Minister of Foreign Affairs (Canada) and the Canadian Governor-in-Council; (C) the government of Japan; (D) the government of the United Kingdom, including HM Treasury; (E) the European Union; or (F) the United Nations Security Council; (ii) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country; and (iii) any person directly or indirectly owned or controlled by or acting for the benefit or on behalf of a person described in (i) or (ii).

(s) “Sanctions Laws” means all applicable Laws concerning embargoes, economic sanctions, export or import controls or restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including those administered by Office of Foreign Assets Control of the U.S. Treasury Department, the Bureau of Industry and Security of the U.S. Department of the Treasury and the U.S. Department of State, and those administered by The Minister of Foreign Affairs (Canada) and the Canadian Governor-in-Council, and any other similar Laws of any other jurisdiction.

(t) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

(u) “Termination Amount” means $51,000,000.

(v) “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Parent, the Company or any of their respective Affiliates or Representatives.

Section 10.02 Index of Defined Terms. The following terms have the meanings ascribed to them, as indicated below:

Term	Section
2010 Health Care Law	4.12(d)
Acceptable Confidentiality Agreement	10.01(a)
Acceptance Time	1.04(a)
accredited investor	1.03(c)
Acquisition Agreement	6.02(e)
Adverse Recommendation Change	6.02(e)
Affiliate	10.01(b)
Agreement	Preamble
Articles of Merger	2.03
Authorizations	4.10(a)
Board Actions	4.04(c)
business day	10.01(c)
Certificate	3.01(c)
Code	1.01(i)
Committee of Disinterested Directors	4.04(b)
Company	Preamble
Company 401(k) Plan	4.03(a)
Company Articles of Incorporation	4.01
Company Benefit Agreement	4.12(p)
Company Benefit Plan	4.12(p)
Company Board	Recitals
Company By-Laws	4.01
Company Common Stock	Recitals
Company Disclosure Letter	10.01(d)
Company DSUs	4.03(a)
Company Employee	7.05(a)
Company Equity Awards	4.03(a)
Company Executive Team	10.01(e)
Company Incentive Plans	4.03(a)
Company Intellectual Property	10.01(f)
Company Noncompete Restrictions	4.09(a)(v)
Company Preferred Stock	4.03(a)
Company PSUs	4.03(a)
Company Restricted Stock Awards	4.03(a)
Company RSUs	4.03(a)
Company Stock Options	4.03(a)
Company Swaps	4.22

Term	Section
Compensation Committee	4.12(g)
Confidentiality Agreement	10.01(g)
Contract	4.05
Current Premium	7.06(a)
Dissenters’ Rights	3.01(d)
Dissenting Shares	3.01(d)
Effective Time	2.03
Environmental Claims	4.16(b)
Environmental Law	4.16(b)
Equity Award Amounts	3.04(f)
ERISA	4.12(a)
ERISA Affiliate	4.12(e)
Exchange Act	1.01(a)
Exchange Fund	3.03(a)
Exclusive Rights	4.09(a)(v)
Existing Credit Agreement	10.01(h)
Fairness Opinion	4.27
FDD	4.18(g)
Filed SEC Documents	IV
Foreign Company Plan	4.12(n)
Franchise	4.18(a)
Franchise Laws	4.10(b)
Franchised Restaurant	4.18(a)
Franchisee	4.18(g)
FTC Rule	4.10(b)
Fully Diluted Shares	1.03(a)
GAAP	4.06(b)
Governmental Authority	4.05
group	6.02(b)(ii)
Hazardous Materials	4.16(b)
HSR Act	4.05
Indebtedness	6.01(a)(viii)
Indemnified Party	7.06(b)
Independent Directors	1.04(a)
Initial Offer Expiration Date	1.01(d)
Intellectual Property	4.15(f)
Intermediate Parent	Preamble
Intervening Event	6.02(b)(iv)
Judgment	4.05
Key Intellectual Property	4.15(a)
Knowledge	10.01(i)
Law	4.05
Leased Real Property	4.14(b)
Liens	4.02
Litigation	4.08

Term	Section
Master Franchise Rights	4.09(a)(v)
Match Right Notice	6.02(h)
Material Adverse Effect	10.01(j)
MBCA	Recitals
Measurement Time	4.03(a)
Merger	Recitals
Merger Closing	2.02
Merger Closing Date	2.02
Merger Consideration	3.01(c)
Minimum Tender Condition	11.13
NASDAQ	1.04(a)
New Specified Contracts	6.01(a)(xv)
Non-U.S. Merger Control Laws	4.05
Offer	Recitals
Offer Closing	1.01(e)
Offer Closing Date	1.01(e)
Offer Conditions	1.01(b)
Offer Documents	1.01(g)
Offer Price	Recitals
Ordinary Course of Business	10.01(k)
Outside Date	9.01(b)(i)
Owned Real Property	4.14(a)
Parent	Preamble
Parent Credit Agreement	10.01(l)
Parent Material Adverse Effect	10.01(m)
Party	Preamble
Paying Agent	1.01(h)
Payoff Letter	7.08(b)
PBGC	4.12(e)
Permitted Liens	10.01(n)
person	10.01(o)
Personal Information	4.15(d)
Plan of Merger	Recitals
Promissory Note	1.03(b)
Proposed Changed Terms	6.02(h)(ii)
Proxy/Information Statement	4.05
PSU Shares	3.04(d)
Real Property Leases	4.14(b)
Real Property Subleases	4.14(c)
Recommendation	4.04(c)
Relationship Laws	4.10(b)
Release	4.16(b)
Representative	10.01(p)
Restraints	8.01(b)
Sanctioned Country	10.01(q)

Term	Section
Sanctioned Person	10.01(r)
Sanctions Laws	10.01(s)
Schedule 14D-9	1.02(a)
Schedule TO	1.01(g)
SEC	1.01(d)
SEC Documents	4.06(a)
Securities Act	1.03(c)
Shareholder Approval	4.04(a)
Shareholders’ Meeting	7.01(a)
Specified Contract	4.09(a)(ix)
Specified Franchise Agreements	4.18(a)
Sub	Preamble
Subsidiary	10.01(t)
Superior Proposal	6.02(b)(iii)
Surviving Corporation	2.01
Takeover Proposal	6.02(b)(i)
Takeover Statute	4.24
Tax Return	4.13(i)
Tax Sharing Agreements	4.13(i)
Taxes	4.13(i)
Termination	10.01(u)
Third Party	10.01(v)
Top-Up	1.03(a)
Top-Up Closing	1.03(b)
Top-Up Shares	1.03(a)
Transaction Litigation	7.03(e)
Voting Company Debt	4.03(b)

Section 10.03 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Annex or Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used in this Agreement is not exclusive.

(d) The phrase “made available,” when used in reference to anything made available to Parent, Sub or their Representatives shall be deemed to mean that such item has been provided in writing to Parent, Sub or their Representatives prior to the execution and delivery of this Agreement.

(e) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(f) References to a person are also to its permitted successors and assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g) All capitalized terms not defined in the Company Disclosure Letter shall have the meanings ascribed to them in this Agreement. Any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No disclosure in the Company Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

(h) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(i) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(j) Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action.

ARTICLE XI

General Provisions

Section 11.01 Nonsurvival of Representations and Warranties, Covenants and Agreements. None of the representations, warranties, covenants or agreements in this

Agreement or in any instrument delivered pursuant to this Agreement shall survive the Acceptance Time; provided, that this Section 11.01 shall not limit any obligation of any Party which by its terms contemplates performance after the Acceptance Time; provided, further, that if a Shareholders’ Meeting Trigger Date shall have occurred, then references to “Acceptance Time” in this Section 11.01 shall be deemed to refer to the “Effective Time”.

Section 11.02 Expenses. Except as provided in Section 7.03(a), all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by this Agreement are consummated.

Section 11.03 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one business day by transmission by facsimile (with written confirmation of transmission) or hand delivery by courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Intermediate Parent or Sub, to:

RESTAURANT BRANDS INTERNATIONAL INC.
226 Wyecroft Road
Oakville, Ontario L6K 3C7
Email: jgranat@rbi.com
Attention: Jill Granat, General Counsel with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Fax No.:	(212) 757-3990
Email:	sbarshay@paulweiss.com
blavin@paulweiss.com
Attention:	Scott A. Barshay, Esq.
Brian C. Lavin, Esq.

if to the Company, to:

Popeyes Louisiana Kitchen, Inc.
400 Perimeter Center Terrace, Suite 1000
Atlanta, GA 30346
Fax No.: (404) 459-4649
Email: Sonny.Cohen@popeyes.com
Attention: Harold M. Cohen, General Counsel, Chief Administrative Officer and Corporate Secretary

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Fax No.:	(404) 572-5100
Email:	CalSmith@kslaw.com
Attention:	William Calvin Smith III, Esq.

Section 11.04 Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and the Confidentiality Agreement.

Section 11.05 No Third-Party Beneficiaries. Except for (a) the provisions of Section 7.06, (b) the rights, at and after the Effective Time, of the former holders of shares of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement and (c) the rights, at and after the Effective Time, of the holders of the Company Equity Awards to receive the payments contemplated by Section 3.04, neither this Agreement nor any other agreement contemplated hereby are intended to or shall confer upon any person other than the Parties hereto and thereto any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.05 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 11.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided, however, that, prior to the Merger Closing, Parent and Sub may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to the lenders party to the Parent Credit Agreement from time to time (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of obtaining financing to consummate the transactions contemplated by this Agreement). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.07 GOVERNING LAW. EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF MINNESOTA ARE MANDATORILY APPLICABLE TO THE MERGER (INCLUDING THE EXERCISE OF THE FIDUCIARY DUTIES OF THE COMPANY BOARD AND THE COMMITTEE OF DISINTERESTED DIRECTORS), IN WHICH CASE MINNESOTA LAW SHALL GOVERN, THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR

ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 11.08 Jurisdiction; Service of Process.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court sitting in New Castle County in the State of Delaware for the purpose of any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought. Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 11.03. Nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 11.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING ANY FINANCING OBTAINED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 9.01, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11.08, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 11.10 are an integral part of the Merger, the Offer and the other transactions contemplated hereby and that, without these agreements, neither the Company nor Parent would have entered into this Agreement. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.10, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.11 Non-Recourse. Each Party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement or any other agreement referenced herein or the transactions contemplated hereunder (including any financing obtained in connection with the transactions contemplated by this Agreement), (B) the negotiation, execution or performance this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (C) any breach or violation of this Agreement or any other agreement referenced herein and (D) any failure of the transactions contemplated hereunder or any other agreement referenced herein (including any agreement in respect of financing obtained in connection with the transactions contemplated by this Agreement) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement or any other agreement referenced herein or otherwise to the contrary, each Party covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Representatives, that no recourse under this Agreement or any other agreement referenced herein or in connection with any transactions contemplated hereby (including any financing obtained in connection with the transactions contemplated by this Agreement) shall be sought or had against any other person and no other person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that any Party may assert against another Party solely in accordance with, and pursuant to the terms and conditions of, this Agreement.

Section 11.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner.

Section 11.13 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, Parent, Sub, Intermediate Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

RESTAURANT BRANDS INTERNATIONAL INC.

By:

Name:
Title:

ORANGE, INC.

By:

Name:
Title:

RESTAURANT BRANDS HOLDINGS CORPORATION
(solely for purposes of Section 9.03)

By:

	Name:	Jill Granat
	Title:	Secretary

POPEYES LOUISIANA KITCHEN, INC.

By:

Name:
Title:

[Signature Page to the Merger Agreement]

IN WITNESS WHEREOF, Parent, Sub, Intermediate Parent and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

RESTAURANT BRANDS INTERNATIONAL INC.

By:

Name:
Title:

ORANGE, INC.

By:

Name:
Title:

RESTAURANT BRANDS HOLDINGS CORPORATION
(solely for purposes of Section 9.03)

By:

Name:
Title:

POPEYES LOUISIANA KITCHEN, INC.

By:

	Name:	Harold M. Cohen
	Title:	General Counsel, Chief Administrative
Officer and Corporate Secretary

[Signature Page to the Merger Agreement]

ANNEX I

Conditions to the Offer

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if: (a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, when added to the shares of Company Common Stock owned by Parent and its Affiliates, would represent at least a majority of the Fully Diluted Shares as of the expiration of the Offer (without giving effect to the Top-Up Closing) (the “Minimum Tender Condition”); (b) the waiting period applicable to the purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger under the HSR Act (or any extension thereof) shall have neither expired nor terminated; or (c) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) there shall be any Restraint in effect enjoining or otherwise preventing or prohibiting the making of the Offer or the consummation of the Merger or the Offer;

(ii) the consummation of the Offer is unlawful under any Non-U.S. Merger Control Law;

(iii) (A) the representation and warranty of the Company set forth in Section 4.07(a) shall not be true and correct in all respects as of the date of this Agreement, (B) the representations and warranties of the Company set forth in Section 4.04 shall not be true and correct in all material respects as of the consummation of the Offer, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (C) the representations and warranties of the Company set forth in Section 4.03 shall not be true and correct except for de minimis inaccuracies as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (D) each of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct as of the consummation of the Offer, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than in the case of clause (D) for such failures to be true and correct that (alone or in the aggregate with all such other failures of representations and warranties of the Company under this Agreement to be true and correct) have not had a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded);

Annex I-1

(iv) the Company shall have failed to perform or comply in all material respects with its obligations required to be performed or complied with by it under this Agreement;

(v) since the date of this Agreement, there shall have occurred any change, event or occurrence that has had or would reasonably be expected to have a Material Adverse Effect;

(vi) in the event that the exercise of the Top-Up is necessary to ensure that Sub owns at least 90% of the Fully Diluted Shares immediately after the Acceptance Time, there shall exist any Restraint or other prohibition under applicable Law on Sub’s ability and right to exercise the Top-Up or the Company’s ability and authority to issue the Top-Up Shares pursuant to and in accordance with such exercise, or the shares of Company Common Stock issuable upon exercise of the Top-Up together with the shares of Company Common Stock validly tendered in the Offer and not properly withdrawn are insufficient for Sub to own at least one share more than 90% of the Fully Diluted Shares;

(vii) this Agreement shall have been terminated in accordance with its terms; and

(viii) the Company shall have failed to deliver to Parent a certificate executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company certifying that none of the conditions set forth in clauses (c)(iii), (c)(iv) and (c)(v) above shall have occurred and be continuing as of the expiration of the Offer.

For purposes of determining whether the Minimum Tender Condition and the condition set forth in clause (c)(vi) have been satisfied, Parent and Sub shall exclude for purposes of its determination thereof shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been received.

The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC or NASDAQ, may be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition ). The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger, dated as of February 21, 2017, by and among RESTAURANT BRANDS INTERNATIONAL INC., ORANGE, INC., POPEYES LOUISIANA KITCHEN, INC. and, solely for purposes of Section 9.03 thereof, RESTAURANT BRANDS HOLDINGS CORPORATION.

Annex I-2